Exhibit 2.1

Stock and Asset Purchase Agreement

between

Enghouse Systems Limited, as Parent,

Enghouse Interactive, Inc., Enghouse Holdings (UK) Limited and Enghouse

(Netherlands) Holdings B.V., collectively as Buyer

Sonic Foundry, Inc., a Maryland corporation, as a Seller,

and

Sonic Foundry Media Systems, Inc., a Maryland corporation, as a Seller

Dated as of January 2, 2024

i

EXHIBITS

Exhibit A – Form of Assignment and Assumption Agreement

Exhibit B – Form of Bill of Sale

Exhibit C – Form of Transition Services Agreement

Exhibit D – Sample NCA Calculation

i

STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of January 2, 2024, is among Enghouse Interactive, Inc. (“Enghouse US”), a Delaware corporation, Enghouse Holdings (UK) Limited (“Enghouse UK”), a company organized under the laws of England and Wales, and Enghouse (Netherlands) Holdings B.V. (“Enghouse Netherlands”), a Netherlands corporation (collectively, "Buyer"), Enghouse Systems Limited, an Ontario corporation ("Parent"), Sonic Foundry, Inc., a Maryland Corporation ("SF"), and Sonic Foundry Media Systems, Inc., a Maryland Corporation ("SFMS" and together with SF, "Sellers" and each, a "Seller").

WHEREAS, Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Sellers, certain assets and liabilities, including the Transferred Equity Interests (as defined below), related to the Mediasite Business as a going concern (collectively, the "Transactions"), all on the terms and subject to the conditions set forth herein with, specifically, Enghouse US, Enghouse UK, and Enghouse Netherlands purchasing and assuming from Sellers, respectively, the Purchased Assets (US), Mediasite KK (Japan) and Sonic Foundry International (Netherlands); and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Buyer entered into support agreements with certain stockholders of SF (collectively, the "Support Agreements"), pursuant to which, among other things, such stockholders have agreed to vote to approve this Agreement and to take certain other actions in furtherance of the transactions described herein in accordance with the terms of such agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1    Definitions. In this Agreement, the following terms have the meanings specified in this Section 1.1. All other capitalized terms have the meanings specified throughout this Agreement.

"Action" means any action, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body.

"Affiliate" means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

"A/R Allowance" means the reserve established by Sellers with respect to the collectability of accounts receivable in the amount reflected in the calculation of the Closing Net Cash Asset Amount.

"Assignment and Assumption Agreement" means the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

"AVEngine" means a software media processing component serving multiple clients across various operating environments including Mediasite Recorder, MVP server-side transcoding and Vidable API. AVEngine provides capture, encode/decode, streaming audio and video FX, transcription/captioning, and composition. AVEngine uses state-of-the-art industry standard third-party components such as FFmpeg and SDKs from Newtek, Intel and NVIDA to support cutting edge HW acceleration, A.I., and cloud computing resulting in highly performant, reliable and scalable solutions.

"Bill of Sale" means the Bill of Sale in substantially the form attached hereto as Exhibit B.

"Business" is the business carried on by the Mediasite Companies of developing, manufacturing and selling software and providing implementation, integration, training, support and maintenance services including without limitation comprehensive video recording and streaming solutions to educational institutions, corporations, health organizations and government entities through its Mediasite Video Platform which automates the recording and live streaming of video content.

"Burish Indebtedness" means any obligations of, including amounts owing by, the Mediasite Companies in connection with that certain Secured Promissory Note, dated November 16, 2022, as amended, from SF to Mark Burish in the approximate principal amount of $5,500,000.

"Business Day" means any day other than: (a) a Saturday, Sunday or federal holiday of the United States or Canada; or (b) a day on which commercial banks in Wisconsin or Toronto are authorized or required to be closed.

"Buyer Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

"Code" means the Internal Revenue Code of 1986.

"Company" means collectively SF, SFMS, Sonic Foundry International and Mediasite K.K.

"Competitive Activity" means any activity that is competitive with the activities carried on by the Mediasite Business.

"Competitor" means any Person engaged in a Competitive Activity.

"Confidentiality Agreement" means that certain confidentiality agreement dated as of February 28, 2023 between Enghouse Systems Limited and Sonic Foundry, Inc.

"Contract" means any agreement, contract, license, sublicense, subcontract, settlement agreement, lease, instrument, note, indemnity, warranty, insurance policy, benefit plan or legally binding commitment.

"Control" means, as to any Person, the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled by," "under Common Control with" and "Controlling" shall have correlative meanings.

"Court Order" means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

"Critical Vendor Holdback Amount" shall mean the total outstanding amount of Seller Payables due to the Critical Vendors as of the Closing Date.

"Critical Vendors" shall mean those vendors identified as Critical Vendors on Schedule 8.6.

"Customer Lists" means all customer, prospects or similar lists relating to the Mediasite Business.

"Employee" means any individual employed by a Mediasite Company primarily in connection with the Mediasite Business.

"Encumbrance" means any lien, claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement.

"Environmental Laws" means all Laws applicable to the Mediasite Business as in effect as of the Closing Date relating to air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution, public health, human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Foreign Unbilled Revenue Prepaids" means unbilled revenue prepaids of the Transferred Companies. For the avoidance of doubt, Foreign Unbilled Revenue Prepaids do not include the unbilled revenue prepaids of the Sellers.

"Fraud" means a representation or warranty of Sellers set forth in Article V of this Agreement that is (a) false, (b) made or done by Sellers intentionally and knowingly with the intent to deceive Buyer and (c) reasonably relied upon by a Buyer Indemnified Party, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

"Fundamental Representations" means the representations and warranties set forth in Section 5.1 (Organization; Good Standing; Authority), Sections 5.3(a) and (b) (Transferred Equity Interests), Section 5.6 (Litigation) and Section 5.9 (Software; Intellectual Property).

"GAAP" means generally accepted accounting principles in the United States as of the date hereof.

"GLX Business" means the Global Learning Exchange™ business which provides students in emerging countries access to higher education in a virtual environment.

"Governmental Body" means any United States federal, state or local, or any supra-national or non-U.S. (including without limitation any Japanese or Dutch) government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body.

"Hazardous Materials" means all wastes, substances or materials defined as "hazardous substances," "toxic substances" or "hazardous wastes," or any other term of similar import under, or otherwise regulated pursuant to, any Environmental Law, including petroleum (including crude oil or any fraction thereof) and polychlorinated biphenyls.

"Holdback Amount" means $1,000,000.

"Income Tax Returns" means any Tax Return with respect to income Taxes.

"Intellectual Property" means any and all (i) patents and patent applications, including provisionals, continuations, continuations-in-part, divisionals, renewals, reissues, re-examinations, substitutions and extensions thereof; (ii) trademarks, service marks, trade dress, trade names, brand names, logos, business names and other source or identifiers, all registrations, applications for registration and renewals thereof, and, in each case, together with all of the goodwill associated therewith; (iii) copyrights and all registrations, applications for registration, renewals and extensions thereof; (iv) trade secrets and know-how; (v) internet domain name registrations; (vi) proprietary rights in Software; (vii) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interests therein under the Laws of all jurisdictions); and (viii) copies and tangible embodiments thereof.

"Intercompany Payables" means an amount equal to all accounts payable and other amounts owing by or to any Transferred Company to or from any Seller.

"International Employee" means any Employee employed outside of the United States.

"IRS" means the United States Internal Revenue Service.

"Knowledge" means, (a) with respect to Sellers, the actual knowledge of a particular fact or other matter by any of the individuals set forth on Schedule 1.1(a)-1 and the knowledge any such individual would have after reasonable inquiry of his or her direct reports, and (b) with respect to Buyer, the actual knowledge of a particular fact or other matter by any of the individuals set forth on Schedule 1.1(a)-2 and the knowledge any such individual would have after reasonable inquiry of his or her direct reports.

"Law" means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, written guidance, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law.

"Losses" means any loss, damage, injury, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys' fees, consultants’ fees and tax preparation fees and expenses), charge, cost or expense of any nature, but excluding consequential, punitive, special, indirect or exemplary damages or damages which are not the natural, probable and reasonably foreseeable result of the event giving rise to the loss.

"Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Mediasite Business, the Purchased Assets, the Transferred Equity Interests or the ability of Sellers to consummate the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (a) the announcement or pendency of the Transactions, (b) operating, business, regulatory or other conditions in the industry in which Sellers operate the Mediasite Business, (c) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world, (d) taking any action expressly required by this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, agents, financing sources, employees or consultants or on revenue, profitability and cash flows, (e) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof, (f) the failure of Sellers to meet or achieve the results set forth in any projection or forecast (provided, that this clause (f) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), (g) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions, or (h) natural disasters, including hurricanes, earthquakes, floods, pandemics, or epidemic; provided, further, that with respect to clauses (b), (c), (e), (g) and (h), solely to the effect that such conditions or changes do not have a disproportionate impact on the Mediasite Business relative to other companies operating in the industry in which the Mediasite Business participates.

"Mediasite Business" means the Business except for the Retained Business.

"Mediasite Companies" means SF, SFMS, Sonic Foundry International, and Mediasite K.K.

"Mediasite Intellectual Property" means any Intellectual Property that is owned or used by (a) a Seller which relates to the Mediasite Business or (b) a Transferred Company.

"Mediasite Mosaic Matter" shall have the meaning given thereto in the Schedules.

"MSKK Intercompany Payable" shall mean the amount of Intercompany Payables owed by MSKK to SF.

"Net Accounts Receivable" means the amount equal to (a) all accounts receivable, trade receivables, Foreign Unbilled Revenue Prepaids, and all other receivables of the Mediasite Business as of the Closing Date, and all claims, rights, interests and proceeds related thereto, billed and unbilled minus (b) the A/R Allowance. Net Accounts Receivable, including an aged summary (other than for unbilled revenue), are disclosed on Schedule 1.1(b). For the avoidance of doubt, the unbilled accounts receivable of Sellers set forth on Schedule 1.1(i) shall not constitute Net Accounts Receivable.

"Net Cash Assets" means, as of the Closing Date, the book value of (a) the current assets of the Transferred Companies and the current assets included within the Purchased Assets (consisting in all cases solely of the balance sheet line item accounts specified on the Sample NCA Statement set forth on Exhibit D (the "Sample NCA Statement")) less (b) short and long-term deferred revenue (at gross value) related to the Purchased Assets plus the Inventory Conversion Cost (as defined in Section 7.16) plus all liabilities of the Transferred Companies, including, without limitation, short and long-term deferred revenue (at gross value) and accrued vacation costs but excluding “right of use” liability for operating leases.

"Obsolescence Reserve" means the reserve established by Sellers for the obsolescence of inventory in the amount reflected in the calculation of the Closing Net Cash Asset Amount.

"Open Customer Contracts" means all written Contracts or arrangements between a Mediasite Company and a customer of the Mediasite Business which contain deliverables that have not been satisfied in full prior to the Closing Date and are listed on Schedule 1.1(c).

"Open Source License" means any software license, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD and any BSD-like license, in each case that meets the "Open Source Definition" promulgated by the Open Source Initiative as of the date of this Agreement (as listed at http://www.opensource.org/licenes).

"Open Source Software" means any software code that is subject to the terms and conditions of an Open Source License.

"Organizational Documents" means (a) articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership, (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership, (e) the operating agreement or limited liability company agreement of a limited liability company and the articles of organization or certificate of formation of a limited liability company, (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (g) any amendment to any of the foregoing.

"Payoff Debt" means all obligations of the Sellers, including amounts owing by Sellers, under a Loan and Security Agreement between SF and Neltjeberg Bay Enterprises LLC dated November 16, 2022, as amended, in the approximate principal amount of $5,500,000.

"Permitted Encumbrances" means (a) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics', carriers', workers', repairers' and other similar Encumbrances arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings; (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; (d) Encumbrances arising under leases of equipment in favor of the owner thereof; (e) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (f) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) licenses of Intellectual Property granted in the ordinary course of business; (h) gaps in the chain of title of Intellectual Property applications or registrations that are evident from the records of the relevant Governmental Body maintaining such applications or registrations; (i) Encumbrances arising under or created by this Agreement or any of the Related Documents; and (j) Encumbrances set forth on Schedule 1.1(d).

"Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

"Pre-Closing Taxable Period" means any taxable period (or portion thereof) ending on or before the Closing Date, including, in the case of a Straddle Period the portion of such Straddle Period ending at the end of the day on the day before the Closing Date.

"Related Claim" means all claims or causes of action (whether in contract or tort, in Law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the transaction or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

"Related Documents" means the Assignment and Assumption Agreement, the Bill of Sale, the Transition Services Agreement, the Support Agreements, the certificates described in Sections 9.3 and 10.3, and any other document, agreement, certificate or instrument entered into in connection with this Agreement.

"Retained Business" means solely the GLX Business and the Vidable Business.

"Schedules" means the disclosure schedules delivered by Sellers to Buyer in connection herewith.

"SEC" means Securities and Exchange Commission.

"Seller Board" means the Board of Directors of SF.

"Seller Board Recommendation" means recommendation by the Board of Directors of SF to its stockholders to vote to approve the Transactions.

"Seller Common Stock" means shares of common stock, par value $0.01 per share, of SF.

"Seller Stockholder Approval" means the affirmative vote of the holders of shares of Seller Common Stock constituting at least two-thirds of the votes entitled to be cast given in person or by proxy at a meeting of stockholders of SF.

"Seller Software" means the Software owned, designed, developed, licensed or otherwise used in connection with the operation of the Mediasite Business as currently conducted, including (without limitation) the software listed on Schedule 1.1(e).

"Software" means any computer programs, software and code, whether source code, object code or other executable format, or embedded in firmware, whether or not compiled, including implementations of algorithms, models, methodologies, and application programming interfaces, and related documentation, all associated data and compilations of data, regardless of their form or embodiment, and all descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing.

"Subsidiary" means with respect to any Person, (a) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, (b) any general partnership, joint venture, limited liability company, statutory trust, or other entity (other than a limited partnership), at least a majority of the outstanding partnership, membership, or other similar interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, and (c) any limited partnership of which such Person or any of its subsidiaries is a general partner. For the purposes of this definition, "voting stock" means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person.

"Tangible Personal Property" means all significant equipment, computer hardware, printers, telephone switches, photocopiers, servers, furniture, furnishings, vehicles, tradeshow booths and other promotional material, and other tangible personal property owned, wherever locate, that is owned by a Mediasite Company, a listing of which is set forth on Schedule 1.1(f).

"Tax" means any federal, state, local or foreign tax, custom, duty, governmental fee or like assessment or charge, including net income, gross income, gross receipts, property, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, windfall profit, severance, production, environmental (including taxes under Section 59A of the Code) real or personal property tax, together with any interest or penalty, imposed by any taxing authority of any Governmental Body (including without limitation any Governmental Body in the U.S., Japan or the Netherlands).

"Tax Representations" means the representations and warranties set forth in Section 5.12 (Taxes).

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment, of any Tax.

"Third Party Embedded Software" means Software owned by a third party and incorporated into the Mediasite Software.

"Transfer Taxes" means any transfer, bulk sales, stamp, stock transfer, sales, use, consumption, business, gross receipts, withholding, or excise tax, or any custom duty, stamp duty, notary costs or fees, or similar Taxes, fees and charges payable to any Tax authority or other Governmental Body, including without limitation in the U.S., Japan or the Netherlands, that are or become due and payable as a result of the Transactions.

"Transferred Companies" means Sonic Foundry International B.V. ("Sonic Foundry International") (formerly Media Mission B.V.) located in the Netherlands, and Mediasite K.K. ("Mediasite KK" or "MSKK") located in Japan.

"Transferred Company Debt" means all amounts outstanding and owed to Sumitomo Mitsui Banking and Resona Bank Ltd, respectively, under those two notes payable issued by MSKK set forth on Schedule 1.1(g) aggregating approximately JPY 110,000,000 principal amount.

"Transferred Employee" means all individuals who are employed with or are independent contractors for either of the Transferred Companies immediately prior to the Closing Date and the other individuals who are employed by a Seller immediately prior to the Closing Date and selected by Buyer as listed on Schedule 1.1(h).

"Transferred Equity Interests" means all the issued and outstanding shares of capital stock and all other equity interests of the Transferred Companies.

"Transition Services Agreement" means the Transition Services Agreement in substantially the form attached hereto as Exhibit C.

"U.S. Employee" means any Employee employed in the United States.

"Vidable Business" means the business of creating, producing, and operating AI-powered digital asset transformation software applications which are designed to seamlessly integrate with various third-party digital platforms and asset management systems to ingest, modify, enhance, and distribute a wide range of digital assets, including but not limited to video, images, documents, and audio files. These applications come equipped with advanced data processing capabilities that facilitate the organization and discovery of these assets for educational institutions, corporate entities, healthcare organizations, government, and associations, to engage their audiences more effectively with a variety of digital content.

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any comparable foreign, state or local Law.

"Willful Breach" means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with actual knowledge that the taking of, or failure to take, such action would cause a material breach of this Agreement, and (ii) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the Knowledge of the breaching party.

1.2        Interpretation.

(a)         Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i)        Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)         Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Schedule) is or is not material for purposes of this Agreement, the Related Documents or the Schedules.

(iii)        Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of Mediasite Business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Court Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)        Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)        Headings. The provision of a table of contents, the division of this Agreement or the Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or the Related Documents, as applicable. Unless otherwise specified, all references in this Agreement to any "section" or other subdivision are to the corresponding section or subdivision of this Agreement and all references in a Related Document to any "section" or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi)        Herein. The words such as "herein," "hereinafter," "hereof" and "hereunder" that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Documents as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)        Or. The word "or" shall be construed in the inclusive sense of "and/or" unless otherwise specified.

(viii)       Including. The word "including" or any variation thereof means (unless the context of its usage otherwise requires) "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)        Successors. A reference to any party to this Agreement, any Related Document or any other agreement or document shall include such party's successors and permitted assigns.

(x)         Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(xi)       Made Available. Any reference in this Agreement to "made available" means a document or other item of information that was provided or made available to Buyer or its representatives in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Transactions.

(b)         All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein.

(c)         The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Related Documents.

ARTICLE II

PURCHASE AND SALE

2.1        Purchased Assets and Transferred Equity Interests.

(a)      Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Enghouse US, and Enghouse US shall purchase from Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of Sellers in, to and under the all of the assets of Sellers (whether or not in the physical possession of Sellers) relating to the Mediasite Business other than the Excluded Assets (collectively, the "Purchased Assets"). The Purchased Assets shall include the following:

(i)           all Net Accounts Receivable of Sellers;

(ii)        all tangible raw materials, work-in-process, finished goods, other inventory, and related parts and supplies, in each case including all packaging, labels, and other similar items related to the Mediasite Business listed on Schedule 2.1(a)(ii) and included in the Closing Net Cash Assets calculation (collectively, "Inventory");

(iii)         all customer purchase orders related to the Mediasite Business;

(iv)         all supplier purchase orders related to the Mediasite Business;

(v)          the Contracts set forth on Schedule 2.1(a)(v) (the "Assumed Contracts"), including all claims or causes of action of Sellers with respect to the Assumed Contracts;

(vi)        all Intellectual Property that is owned by Sellers and used, held for use, or otherwise related to the Mediasite Business, including the Intellectual Property set forth on Schedule 2.1(a)(vi) (the "Purchased Intellectual Property");

(vii)        the Software that is owned by Sellers and used, held for use, or otherwise related to the Mediasite Business (the "Purchased Software"), which shall not be Excluded Assets notwithstanding anything in Section 2.3 to the contrary;

(viii)       all Tangible Personal Property other than Excluded Tangible Personal Property;

(ix)         the Permits of Sellers listed on Schedule 2.1(a)(ix) (the "Transferred Permits");

(x)        all books, records, manuals and other written documents (in any form or medium) related to the Mediasite Business, including advertising or promotional materials, price lists, mailing lists, customer lists, sales data, purchasing records, personnel records with respect to Transferred Employees (including all documented performance reviews), financial and accounting records and research and development files (collectively, "Books and Records");

(xi)        all of Sellers' rights under warranties, indemnities and all similar rights against third parties, and all refunds (excluding Tax refunds), claims, causes of action (including claims for infringement), rights of recovery, rights of set off and rights of recoupment, in each case, arising out of the Purchased Assets;

(xii)        any other assets of Sellers to the extent such items are included in the calculation of the Closing Net Cash Assets;

(xiii)       all goodwill associated with any of the assets described in the foregoing clauses; and

(xiv)       any other assets of Sellers needed for operation of the Mediasite Business.

For greater certainty, the parties acknowledge and agree that, effectively, and subject to the terms hereof, the Mediasite Business is being transferred hereunder by Sellers through (i) the transfer of the Purchased Assets owned directly by Sellers (being SF and SFMS) and (ii) the transfer of the two Transferred Companies (being Sonic Foundry International and Mediasite K.K.).

(b)     Transferred Equity Interests. In addition, pursuant to the terms and subject to the conditions set forth in this Agreement, on the Closing Date, SF will sell, convey, assign and transfer to Enghouse UK and Enghouse Netherlands, as applicable, and Enghouse UK and Enghouse Netherlands, as applicable, will purchase, acquire and accept, the Transferred Equity Interests, free and clear of all Encumbrances other than transfer restrictions under applicable securities Laws.

2.2        Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following assets of Sellers (collectively, the "Excluded Assets") which shall be retained by Sellers:

(i)           all cash or cash equivalents, government securities, or investment securities of Sellers (including any related accounts with banks, brokerages, or other similar Persons);

(ii)          all accounts receivable, notes receivable, and other receivables of Sellers exclusively related to the Retained Business;

(iii)         all raw materials, work-in-process, finished goods, other inventory, and related parts and supplies of Sellers exclusively related to the Retained Business;

(iv)         each Contract of Sellers (and rights thereunder) that is not an Assumed Contract;

(v)          all Intellectual Property that is owned by Sellers and exclusively used, exclusively held for use, or otherwise exclusively related to the Retained Business (but, for greater certainty, in the case of Software, only such Software as is listed on Schedule 2.2(xix));

(vi)         the "Sonic Foundry" corporate and trade name (including, but not limited to the name, label, logo and mark of "Sonic Foundry" and any variation or derivation thereof), and all Uniform Resource Locators (or URLs), websites (including all content of such websites), social media accounts and internet domain names consisting of or containing any of such names (collectively, the “Sonic Foundry Name”); provided however that the Buyer is hereby granted a royalty free license to use the Sonic Foundry Name as it is currently used in the Mediasite Business for a period of five years.

(vii)        all Permits of Sellers other than the Transferred Permits;

(viii)       all Plans (including any Contracts related thereto) and all assets held with respect to the Plans;

(ix)        all insurance policies of Sellers and all rights to applicable claims, proceeds, and refunds thereunder;

(x)        other than the Books and Records expressly included in the Purchased Assets, all books and records and other protected business information of Sellers (but, for greater certainty, not of the Transferred Companies) including Sellers' Organizational Documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, Tax Returns and books and records relating to Sellers' Tax Returns or otherwise relating to Tax matters of a Seller, for all periods and other documents relating to the organization, maintenance, and existence of a Seller as a corporation or other form of legal entity;

(xi)         all Tax assets (including duty and Tax refunds and prepayments) of Sellers;

(xii)       all of Sellers' rights under warranties, indemnities and all similar rights against third parties, and all refunds (excluding Tax refunds), claims, causes of action (including claims for infringement), rights of recovery, rights of set off and rights of recoupment, in each case, arising out of any of the Excluded Assets;

(xiii)       all rights of Sellers under this Agreement, the Related Documents and any other documents, instruments or certificates executed in connection with this Agreement and the transactions contemplated hereby;

(xiv)      any attorney-client privilege or other legal privilege to the extent relating to Sellers, the Purchased Assets, the Assumed Liabilities or the operation of the Mediasite Business prior to the Closing;

(xv)       all personal laptops or other personal electronic devices exclusively used by any individual who is an employee of a Seller other than Transferred Employees;

(xvi)       copies of each Customer List (which may be retained by Sellers for use in accordance with Section 8.3(a), but in all other respects all Customer Lists shall be included in the Purchased Assets);

(xvii)      the Leased Real Property;

(xviii)     the Tangible Personal Property listed on Schedule 2.2(xviii) (collectively, the "Excluded Tangible Personal Property"); and

(xix)      all assets of Sellers exclusively relating to any part of the Retained Business, including only such Software as is listed on Schedule 2.2(xix).

2.3        Assumed Liabilities.

(a)      Assumed Liabilities. At the Closing, Enghouse US will only assume and agree to perform and discharge the following liabilities and obligations of the Sellers as of the Closing Date (in each case for the period to be performed on or after Closing but excluding liabilities or obligations required to have been performed prior to Closing by the Sellers) (the "Assumed Liabilities"):

(i)           outstanding vacation entitlement up to the Closing Date (if applicable) provided it is fully accrued and included in the Closing Net Cash Assets calculation;

(ii)          all liabilities arising after the Closing under the Assumed Contracts other than the Excluded Contract liabilities;

(iii)         all liabilities of Enghouse US or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employees arising and relating to the period after the Closing;

(iv)         all liabilities for (A) Taxes arising from or relating to Enghouse US's operation of the Mediasite Business, ownership of the Purchased Assets or assumption of the Assumed Liabilities after the Closing Date; and

(v)          all other liabilities arising from or relating to Enghouse US's ownership or operation of the Mediasite Business and the Purchased Assets from and after the Closing.

For greater certainty, Enghouse US will not assume any liabilities of Sellers which are not specifically identified as Assumed Liabilities.

For the avoidance of doubt, at the Closing, by means of the acquisition of the Transferred Equity Interests and not by means of a direct assumption of such liabilities by Enghouse UK and Enghouse Netherlands, such Buyer entities shall be responsible for the liabilities of the Transferred Companies except as otherwise agreed herein.

2.4        Excluded Liabilities. Except for the Assumed Liabilities, Enghouse US shall not assume and shall not be responsible to pay, perform or discharge any of, and Sellers shall timely perform, satisfy and discharge in accordance with their respective terms, any and all liabilities or obligations of Sellers (collectively, the "Excluded Liabilities"), including the following liabilities:

(i)           any liabilities relating to or arising out of the Excluded Assets;

(ii)          any liability for Taxes of a Seller;

(iii)       any liabilities arising out of, under or in connection with Contracts that are not Assumed Contracts and, with respect to Assumed Contracts, any liabilities in respect of a breach by or default of a Seller accruing under such Assumed Contracts with respect to any period on or before the Closing (the "Excluded Contract Liabilities");

(iv)         any liabilities in respect of any claim arising out of, relating to or otherwise in respect of (A) the operation of the Mediasite Business prior to the Closing, or (B) any Excluded Asset;

(v)          any liabilities of a Seller relating to the conduct or operation of any business of a Seller other than the Mediasite Business;

(vi)         any liabilities relating to any Intercompany Payables;

(vii)      any liabilities of a Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(viii)       any liabilities relating to the Mediasite Mosaic Matters, including any costs and expenses of the defense thereof; and

(ix)         any liabilities relating to Leased Real Property.

2.5        Contract Consents. In the case of any Assumed Contract that by its terms requires the consent or approval of a third party in connection with the transfer by a Seller to Buyer, Sellers will use their commercially reasonable efforts to obtain or cause to be obtained in writing prior to the Closing Date any such consents and approvals necessary to convey the benefits thereof. During such period in which any required consent or approval relating to the applicable Assumed Contract has not been obtained after Closing, Sellers will use their commercially reasonable efforts to make such arrangements as may be necessary for Buyer to receive all the net economic benefits of, and assume all obligations under, such Assumed Contracts accruing on or after the Closing Date, including, without limitation, at the option of Buyer, subcontracting the customer contract to Buyer (or an Affiliate thereof) and invoicing the customer and remitting the net proceeds to Buyer or its selected Affiliate. For the avoidance of doubt, for purposes of this Section 2.5, commercially reasonable efforts shall not require Seller to make any payments to any party.

ARTICLE III

PURCHASE PRICE

3.1        Consideration.

(a)         Purchase Price. In consideration of Sellers' sale, assignment and transfer of the Transferred Equity Interests and the Purchased Assets, and the performance by Sellers of all of the terms, covenants and provisions of this Agreement on their part to be kept and performed, Buyer shall (i) pay to Sellers the purchase price of $15,500,000 (as adjusted pursuant to Section 3.3 and Section 3.4, the "Purchase Price") (payable in accordance with Section 4.3), and (ii) assume only the Assumed Liabilities.

(b)         Closing Payment. At the Closing and subject to Section 4.3, Buyer shall pay to Sellers, by wire transfer of immediately available funds, an aggregate amount (the "Closing Consideration") equal to (A) $15,500,000, minus (B) the amount, if any, by which the Estimated Net Cash Asset Amount is less than $0, minus (C) the Estimated Indebtedness Amount, minus (D) the Critical Vendor Holdback Amount minus (E) the Holdback Amount. The Closing Consideration shall be adjusted as set forth in Section 3.3 and Section 3.4. A portion of the Closing Consideration equal to the amount outstanding of the MSKK Intercompany Payable at Closing shall be paid to SF to satisfy the MSKK Intercompany Payable obligation.

3.2        Closing Estimates. No later than five Business Days prior to the Closing Date, Sellers shall cause to be prepared and delivered to Buyer (x) an estimated balance sheet of the Sellers and the Transferred Companies setting forth the book value of the Sellers' and the Transferred Companies' assets and liabilities as of the Closing without taking into account any of the transactions contemplated hereby, (y) a statement in writing (the "Estimated Closing Statement") setting forth in reasonable detail (a) an estimate of Net Cash Assets as of the Closing (the "Estimated Net Cash Asset Amount"), (b) an estimate of Transferred Company Debt as of immediately prior to Closing (the "Estimated Indebtedness Amount"), and (c) the Critical Vendor Holdback Amount, and (z) an Excel workbook containing the payment amounts and all calculations, deductions and adjustments related to the payment amounts, including the Closing Consideration, Payoff Debt, the Transferred Company Debt and the MSKK Intercompany Payable, contemplated herein and wire transfer instructions for the payments to be made at Closing pursuant to Section 4.3 (the "Funds Flow Memorandum"). In the event of any conflict or inconsistency between the Funds Flow Memorandum and this Agreement, or if the Flow of Funds Memorandum addresses a matter and this Agreement is silent, then the Funds Flow Memorandum shall govern. The Estimated Net Cash Asset Amount shall be prepared as though it was a financial year-end and in the form and manner, and on a basis consistent with, the form and manner of the calculations set forth on the Sample NCA Calculation, including those methodologies, principles, procedures and assumptions set forth on Schedule 3.2, provided such principles, procedures and assumptions comply with GAAP and are applied consistently with Sellers’ past practice (to the extent that such past practice was in accordance with GAAP) (collectively, the "Accounting Principles"). All determinations of the amount of Transferred Company Debt and the amount of the MSKK Intercompany Payable for purposes of this Article III will be made in dollars based on foreign exchange rate in effect on the Closing Date.

3.3        Initial Purchase Price Adjustment.

(a)         Closing Statement. Within 120 days following the Closing Date (the "Delivery Deadline"), Buyer shall prepare and deliver to Sellers a reasonably detailed statement (the "Closing Statement") setting forth Buyer's good faith calculation of: (i) Net Cash Assets as of the Closing (the "Closing Net Cash Asset Amount"), and (ii) Transferred Company Debt as of immediately prior to Closing (the "Closing Indebtedness Amount"), together with reasonable supporting detail to evidence Buyer's calculations, explanations and assumptions for the calculation of such amounts. The Closing Net Cash Asset Amount shall be prepared in the form and manner, and on a basis consistent with, the form and manner of the calculations set forth on the Sample NCA Calculation, including the Accounting Principles. Without limiting the generality of the foregoing, it is the intent of the parties that in calculating and determining Closing Net Cash Asset Amount (and the components thereof) under this Section 3.3(a), solely as to the Closing Net Cash Asset Amount relating to the Sellers and not as to the Transferred Companies, none of the parties nor the Arbitrating Accountant (as defined below) shall be permitted to (x) include balance sheet line items or accounts that are different from those included on the Sample NCA Calculation or (y) make any changes or modifications to the accounting principles, policies, practices, assumptions, procedures, elections, categorizations and methods (including those relating to the nature of accounts and inclusion of balance sheet line items and the level of reserves and/or accruals, any calculations or estimations thereof or any adjustments thereto, and/or any determinations of applicable foreign exchange conversion rates) that were used in the calculation of the Sample NCA Calculation. If Buyer fails to deliver the Closing Statement by the Delivery Deadline, then, at Sellers' election (which election Sellers may make in their sole discretion) five days after delivery of written notice to Buyer, the calculations set forth in the Estimated Closing Statement shall be final, not subject to further adjustment and binding for all purposes (including calculating the Purchase Price) provided the Sellers have provided the information or assistance reasonably requested by Buyer in connection with the preparation of the Closing Statement, if any.

(b)         Disputes. If Sellers disagree in good faith with any component of the Closing Statement, they shall notify Buyer of such disagreement in writing (the "Dispute Notice"), setting forth in reasonable detail the particulars of such disagreement, including the basis therefor, within forty-five (45) days after receipt of the Closing Statement, and any item or amount not specifically so disputed shall be deemed accepted as set forth in the Closing Statement. In the event that Sellers do not provide a Dispute Notice within such 45-day period, Sellers shall be deemed to have accepted the Closing Statement in its entirety, which shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is provided within such 45‑day period, Buyer and Sellers shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree in writing) to negotiate and resolve any disputes by Sellers set forth in the Dispute Notice. If, at the end of the 15‑day period, Buyer and Sellers do not resolve any such disputes, then Buyer and Sellers shall engage a nationally recognized firm of independent certified public accountants (which, for the avoidance of doubt, shall include the ten largest such firms) as to which the Sellers and Buyer mutually agree, to resolve such disputes (the "Arbitrating Accountant"). The Arbitrating Accountant shall be provided with (i) a copy of this Agreement, (ii) the Closing Statement and related supporting detail prepared by Buyer and delivered to Sellers, (iii) the Dispute Notice and any supporting detail accompanying such Dispute Notice prepared by Sellers, and (iv) any information requested by the Arbitrating Accountant as necessary or appropriate in resolving such dispute. When acting pursuant to this Section 3.3(b), the Arbitrating Accountant shall determine, using the Accounting Principles and following the requirements of Section 3.3(a), whether and to what extent, if any, Buyer's calculation of Closing Net Cash Asset Amount requires adjustment. The Arbitrating Accountant shall address only those issues in dispute pursuant to this Section 3.3(b), may not assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by a party, and may not apply any accounting methods, treatments, principles or procedures other than the Accounting Principles. Within 30 days following appointment, the Arbitrating Accountant shall deliver its determination of the Closing Statement calculated in accordance with the terms of this Agreement and setting forth its resolution of the disputes. The decision and award of the Arbitrating Accountant shall be final and binding on the parties and shall be subject to confirmation and entry of judgment in accordance with applicable Law. The costs of review will be borne by the party whose values and amounts relating to the dispute departs furthest from the values and amounts determined by the Arbitrating Accountant.

(c)       Determinations; Adjustments.

(i)         Closing Net Cash Asset Amount Adjustment. If the Closing Net Cash Asset Amount as finally determined pursuant to this Section 3.3 is greater than the Estimated Net Cash Asset Amount, Buyer shall within three Business Days pay to Sellers such excess by wire transfer of immediately available funds. If the Closing Net Cash Asset Amount as finally determined pursuant to this Section 3.3 is less than the Estimated Net Cash Asset Amount, the Holdback Amount shall be immediately reduced by the amount of the Closing Net Cash Asset Amount determined pursuant to Section 3.1(b) is less than $0 (the "NCA Adjustment Amount"); provided, if the NCA Adjustment Amount exceeds the Holdback Amount, (A) Buyer shall recover the entire Holdback Amount and (B) Sellers shall within three Business Days pay to Buyer, by wire transfer of immediately available funds, an amount in cash equal to (x) the NCA Adjustment Amount minus (y) the Holdback Amount.

(ii)         Closing Indebtedness Amount Adjustment. If the Closing Indebtedness Amount as finally determined pursuant to this Section 3.3 is greater than the Estimated Indebtedness Amount, the Holdback Amount shall be immediately reduced by the amount of such difference; provided, if such difference exceeds the Holdback Amount, (A) Buyer shall recover the entire Holdback Amount and (B) Sellers shall within three Business Days pay to Buyer, by wire transfer of immediately available funds, an amount in cash equal to such difference. If the Estimated Indebtedness Amount as finally determined pursuant to this Section 3.3 is greater than the Closing Indebtedness Amount, Buyer shall within three Business Days pay to Sellers the difference by wire transfer of immediately available funds.

3.4        Additional Purchase Price Adjustments.

(a)         Net Accounts Receivable. As soon as reasonably practicable following the 180-day anniversary of the Closing Date (the "Net A/R Date"), and in any event within 60 days following the Net A/R Date, Buyer shall prepare and deliver to Sellers a reasonably detailed statement (the "Uncollected A/R Statement") setting forth a list of all Net Accounts Receivable that satisfy each of the following conditions: (i) such accounts receivable are not Foreign Unbilled Revenue Prepaids, (ii) such accounts receivable was outstanding as of the Closing Date and included in the calculation of the Closing Net Cash Asset amount and (iii) such accounts receivable remained uncollected as of the Net A/R Date. Buyer shall recover from the Holdback Amount an amount in cash equal to such uncollected Net Accounts Receivable on a US$ for US$ basis, and Sellers shall within 30 days replenish such amount by wire transfer of immediately available funds in cash by Sellers to Buyer; provided, if the uncollected Net Accounts Receivable exceeds the Holdback Amount, (i) Buyer shall recover the entire Holdback Amount and (ii) Sellers shall within three Business Days pay to Buyer, by wire transfer of immediately available funds, an amount in cash equal to (x) the uncollected Net Accounts Receivable minus (y) the Holdback Amount. No Net Accounts Receivable shall be assigned to the Sellers even if they are subject to a US$-for-US$ reduction of the Holdback Amount. No changes will be made to Net Accounts Receivable amounts due to any changes in foreign exchange rates. Sellers acknowledge and agree that Buyer based the Purchase Price in part on the Net Accounts Receivable and the provisions of this Section. For the avoidance of doubt, no adjustments will be made to Net Accounts Receivable based on foreign exchange fluctuations. As soon as reasonably practicable following the one-year anniversary of the Closing Date, and in any event within 60 days following the one-year anniversary of the Closing Date, Buyer shall prepare and deliver to Sellers a reasonably detailed statement (the "Uncollected Unbilled Prepaid Statement") setting forth a list of all Net Accounts Receivable that satisfy each of the following conditions: (i) such accounts receivable are Foreign Unbilled Revenue Prepaids, (ii) such accounts receivable was outstanding as of the Closing Date and included in the calculation of the Closing Net Cash Asset amount and (iii) such accounts receivable remained uncollected as of the one-year anniversary of the Closing Date. Buyer shall recover from the Holdback Amount an amount in cash equal to such uncollected Net Accounts Receivable on the same terms and subject to the same provisos as those set forth above with respect to the Uncollected A/R Statement.

(b)         Net Inventory. As soon as reasonably practicable following the one-year anniversary of the Closing Date (the "Net Inventory Date"), and in any event within 90 days following the Net Inventory Date, Buyer shall prepare and deliver to Sellers a statement (the "Unsold Inventory Statement") setting forth a list of all Inventory that satisfy both of the following conditions: (i) such inventory was included in the calculation of the Closing Net Cash Asset Amount and (ii) such inventory remained unsold as of the Net Inventory Date. If the aggregate amount of unsold inventory on the Unsold Inventory Statement as finally determined pursuant to Section 3.4(c) is greater than the Obsolescence Reserve, Buyer shall recover from the Holdback Amount an amount in cash equal to such excess, and Sellers shall within 30 days replenish the amount of such excess by wire transfer of immediately available funds in cash by Sellers to Buyer; provided, if such excess exceeds the Holdback Amount, (i) Buyer shall recover the entire Holdback Amount and (ii) Sellers shall within three Business Days pay to Buyer, by wire transfer of immediately available funds, an amount in cash equal to (x) such excess minus (y) the Holdback Amount. From and after the Closing until the Net Inventory Date, Buyer shall act in a commercially reasonable manner with respect to sales of inventory and shall not take any action, or omit to take any action, which would reasonably be expected to increase the amount of unsold inventory for purposes of this Section 3.4(b).

(c)         Disputes. Following the delivery of the Uncollected A/R Statement or the Uncollected Unbilled Prepaid Statement to Sellers pursuant to Section 3.4(a) or the delivery of the Unsold Inventory Statement to Sellers pursuant to Section 3.4(b), as applicable, the procedures and deadlines for finalizing and, if applicable, disputing the Closing Statement set forth in Section 3.3(b) shall apply, mutatis mutandis, to the finalization and, if applicable, disputing of the Uncollected A/R Statement, the Uncollected Unbilled Prepaid Statement or the Unsold Inventory Statement, as applicable.

(d)         Payments. Any payments made to any party pursuant to this Section 3.4 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns to the greatest extent permitted by Law.

3.5        Purchase Price Allocation. The Purchase Price shall be allocated based on the fair market value of the assets, as mutually agreed upon by the parties. The parties shall allocate the consideration paid hereunder with respect to the purchase and sale of the Purchased Assets and the Transferred Equity Interests by Buyer from Sellers (including taking into account the Assumed Liabilities to the extent required by applicable Law) among the Purchased Assets and the Transferred Equity Interests using the methodology set forth on Schedule 3.5. Unless otherwise required by applicable Law, Buyer and Sellers agree to utilize such values for all Tax purposes, including for purposes of filing applicable Tax Returns with applicable taxing authorities. None of the parties will voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any action or proceeding or otherwise with respect to such Tax Returns. The parties each agree to provide the other promptly with any other information required to complete such Tax Returns.

3.6        Employees. On or before the Closing, Enghouse US will select employees and independent contractors of Sellers to be offered employment or contracting positions, conditional on the successful sale of the of the Purchased Assets, with the terms and conditions to be in accordance with the compensation and benefits policies and practices of Enghouse US, and provided that (i) employment tenure will be considered only in determining vacation entitlement with Enghouse US; (ii) outstanding vacation entitlement up to the Closing Date will be included in Assumed Liabilities provided it is fully accrued and included in the Net Cash Assets calculation; (iii) Sellers will pay all other compensation, including without limitation salary, commissions, bonuses, Potential Payments and any other related taxes payable by employer for all Seller employees and contractors up to the Closing Date; and (iv) Sellers will be responsible for all costs related to any employees and independent contractors not selected by Enghouse US.

ARTICLE IV

CLOSING

4.1        Closing Date. The consummation of the Transactions (the "Closing") shall take place remotely, via exchange of documents by facsimile or PDF, on the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article IX and Article X (other than those conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other time or date as Sellers and Buyer may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date". The Closing will be deemed effective as of 12:01am (CDT) on the Closing Date.

4.2        Payoff Debt. At the Closing, Sellers shall terminate, or cause to be terminated, the definitive documentation relating to, and all obligations (other than such obligations which customarily survive such payoff), commitments, guarantees and liens in respect of, the Payoff Debt (such termination, together with such payments as are required, the "Closing Payoff"). In order to facilitate the Closing Payoff, Sellers shall (i) timely deliver all notices and take all other actions required pursuant to the Payoff Debt to effect the Closing Payoff, (ii) obtain and deliver to Buyer at least one (1) Business Day prior to the Closing Date customary payoff and termination documentation with respect to the Payoff Debt, in form and substance reasonably satisfactory to Buyer (the "Payoff Letter"), and (iii) make customary arrangements for the lender in respect of the Payoff Debt (or its agent, if applicable) to deliver, file and make effective, as applicable, no later than the Closing (but subject to receipt of the Payoff Amount), all related encumbrance and guarantee releases, possessory collateral and other customary release documentation in form and substance reasonably satisfactory to Buyer.

4.3        Payment on the Closing Date; Assumed Liabilities. At the Closing, Buyer shall:

(a)      pay the following by wire transfer of immediately available funds in accordance with the Funds Flow Memorandum:

(i)         the Closing Consideration to Sellers; and

(ii)         the amount payable pursuant to the Payoff Letter (the "Payoff Amount") to the intended beneficiary thereof as set forth in the Payoff Letter; and

(b)      assume the Assumed Liabilities.

4.4        Buyer's Additional Deliveries. At the Closing, in addition to the Purchase Price paid pursuant to Section 4.3, Buyer shall deliver to Sellers all of the following:

(a)       a counterpart to the Assignment and Assumption Agreement, duly executed by Buyer; and

(b)       a counterpart to the Transition Services Agreement, duly executed by Buyer.

4.5        Sellers' Deliveries. At the Closing, Sellers shall deliver to Buyer all the following:

(a)       updated Schedules to this Agreement;

(b)       a counterpart to the Assignment and Assumption Agreement, duly executed by Sellers;

(c)       a counterpart to the Transition Services Agreement, duly executed by Sellers;

(d)       the Bill of Sale, duly executed by Sellers;

(e)       the certificate contemplated by Section 9.3;

(f)       stock certificates representing the Transferred Equity Interests (if such Transferred Equity Interests are certificated), together with (i) a stock power endorsed in blank or other appropriate instrument of assignment in respect of the Transferred Equity Interest and (ii) irrevocable powers of attorney in a form reasonably satisfactory to Buyer executed by each of the registered holders of the Transferred Equity Interests authorizing Buyer or its nominees to exercise all voting and other rights attaching to the Transferred Equity Interests until registration of Buyer or such nominees as the holder of holders of the Transferred Equity Interests;

(g)       evidence, in form and substance reasonably satisfactory to Buyer, that all outstanding Encumbrances (other than Permitted Encumbrances) arising out of the Burish Indebtedness against any of the Purchased Assets have been released;

(h)       certificates from the appropriate registering authorities certifying the due incorporation and good standing of the Transferred Companies;

(i)        resignations and releases from all the directors and officers of the Transferred Companies;

(j)        the Payoff Letter; and

(k)       any other document, instrument or writing reasonably required to be delivered by Sellers to Buyer on the Closing Date to effect the transfer of the Transferred Equity Interests.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Buyer as set forth in this Article V:

5.1        Organization; Good Standing; Authority.

(a)       Organization; Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland, and has the requisite corporate or other organizational power and authority to own, operate and lease its properties and carry on its business as currently conducted. Each of the Transferred Companies is duly incorporated, organized or otherwise formed, as applicable, validly existing and (to the extent such concept is applicable in the relevant jurisdiction) in good standing under the laws of its jurisdiction of incorporation or formation and has the requisite corporate or other organizational power and authority to own, operate and lease its properties and carry on its business as currently conducted.

(b)       Authority. Each Seller has all necessary power and authority to execute, deliver and perform this Agreement and all of the Related Documents to which such Seller is or will be a party. The execution, delivery and performance of this Agreement and the Related Documents to which each Seller is or will be a party by such Seller have been duly authorized by all requisite corporate actions on the part of such Seller and, except for Seller Stockholder Approval, do not require any further authorization or consent of Sellers or its stockholders. This Agreement has been duly authorized, executed and delivered by Sellers and, assuming the due authorization, execution and delivery of this Agreement by Buyer, is the legal, valid and binding obligation of Sellers enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the "Enforceability Exceptions"), and each of the Related Documents to which a Seller is or will be a party has been duly authorized by such Seller and upon execution and delivery by such Seller and, assuming the due authorization, execution and delivery of the Related Documents by Buyer, will be a legal, valid and binding obligation of such Seller enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Schedule 5.1(b) contains a complete and accurate list of (i) jurisdictions in which each Mediasite Company is authorized to do business, and its respective current capitalization and (ii) the directors and officers of the Transferred Companies.

5.2        No Conflict; Consents.

(a)      Except as set forth on Schedule 5.2(a), and assuming the notices, declarations, filings, consents and approvals set forth in Schedule 5.2(b) and the Seller Stockholder Approval are made or obtained, the execution and delivery by each Seller of this Agreement and the Related Documents to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Material Contract; (ii) conflict with or result in any violation of any provision of any Organizational Document of such Seller or any of the Transferred Companies; or (iii) violate or result in a violation of any provision of any Law applicable to such Seller or any of the Transferred Companies, except in the case of clauses (i) and (iii) of this Schedule 5.2(a) for any such conflicts, defaults, violations or terminations that would not have, individually or in the aggregate, a Material Adverse Effect.

(b)      Except as set forth in Schedule 5.2(b) or as may be necessary as a result of any facts or circumstances relating solely to Buyer (including, without limitation, its sources of financing), no notice to, declaration or filing with, or consent or approval of any Governmental Body is required by or with respect to either Seller or any of the Transferred Companies in connection with the execution and delivery by such Seller of this Agreement and the other Related Documents to which it is a party, and the consummation by such Seller of the transactions in accordance with the terms hereof and thereof, except for the filing of the Proxy Statement with the SEC and such other reports and filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

5.3        Title to Purchased Assets and Transferred Equity Interests.

(a)      Except as set forth on Schedule 5.3(a), each Seller, as applicable, has good and valid title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.5, Sellers will thereby transfer to Buyer good and valid title to the Purchased Assets subject to no Encumbrances (except for Permitted Encumbrances).

(b)      The authorized, issued and outstanding capital stock or other equity interests of each Transferred Company is as set forth on Schedule 5.3(b). SF has good and valid title to the Transferred Equity Interests and the certificates (if any) representing the Transferred Equity Interests, free and clear of any Encumbrances other than transfer restrictions under applicable securities Laws, and is the record and the beneficial owner of all Transferred Equity Interests. The Transferred Equity Interests are (to the extent applicable) duly authorized, validly issued, fully paid and nonassessable. The Transferred Equity Interests represent all the issued and outstanding shares of capital stock and all other equity interests of the Transferred Companies. The Transferred Companies and SFMS are the only direct or indirect Subsidiaries of SF.

(c)      There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which SF or any Transferred Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any equity interests of any Transferred Company, nor is SF or any Transferred Company committed to issue any such option, warrant, right of any type or security or to enter into any such agreement, arrangement or commitment. There are no agreements or understandings to which either SF or any Transferred Company is a party with respect to the voting of any equity interests of any Transferred Company or which restrict the transfer of any such equity interests. There are no outstanding contractual obligations of either SF or any Transferred Company to repurchase, redeem or otherwise acquire any equity interests of any Transferred Company.

5.4        Financial Statements.

(a)       Set forth in Schedule 5.4(a) are the following financial statements (collectively, the "Financial Statements") the unaudited consolidated balance sheet of the Mediasite Business as of September 30, 2022 and September 30, 2023 (such balance sheet as of September 30, 2023 the "Balance Sheet"), and the related unaudited consolidated statements of operations and cash flows of the Mediasite Business for the years then ended. Subject to Schedule 5.4(a), the Financial Statements have been prepared from the books and records of the Mediasite Companies and on a consistent basis with the Mediasite Companies' past practices in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of the Mediasite Business at the respective dates and for the respective periods described above.

(b)     Except as set forth on Schedule 5.4(b), there have been no material changes in reserve policies, accrual policies or other accounting policies, in each case, from the date of the Balance Sheet. There are no material unreserved negative contract obligations or other known, material contingent liabilities not reflected on the Financial Statements.

(c)      Each Mediasite Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)      All Net Accounts Receivable being transferred hereunder arose in the ordinary course of business, represent valid and unconditional obligations, have not been factored, assigned, or collected, and are good, due and payable. There are no ongoing disputes regarding the Net Accounts Receivable. The Net Accounts Receivable are identified on Schedule 5.4(d), which includes an aged summary of all such Net Accounts Receivable.

(e)       The Inventory is of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices. The value at which Sellers carry the Inventory on the Balance Sheet reflects its customary inventory valuation policy of stating inventory at the lower of cost (based on the first-in, first-out (FIFO) method) or market all in accordance with GAAP. The quantity of Inventory set forth on the Balance Sheet is sufficient and adequate for, but is not materially in excess of the level appropriate to, the conduct of the Mediasite Business as it previously has been conducted. The Inventory as of the date hereof is listed on Schedule 5.4(e).

(f)       Except as set forth on Schedule 5.4(f) or in the Financial Statements, no Mediasite Company has any liabilities, except for (i) liabilities incurred in the ordinary course of business since the date of the Balance Sheet, consistent with such Mediasite Company's prior practice, and (ii) liabilities not required to be disclosed or reflected on financial statements prepared in accordance with GAAP.

5.5        Absence of Certain Changes and Events. Except as set forth on Schedule 5.5 and since the date of the Balance Sheet, there has not been: (a) any change in the financial condition, results of operations, assets or business of the Mediasite Business that has had or would reasonably be expected to have a Material Adverse Effect; (b) any damage, destruction or loss to any of the Purchased Assets, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect; (c) any commitment by the Mediasite Companies in relation to the Mediasite Business for any capital expenditure to be paid after the Closing in excess of $25,000 for any individual commitment or $50,000 in the aggregate; (d) any failure to operate the Mediasite Business in the ordinary course of business consistent with past practice; (e) any increase in, or commitment to increase, the compensation payable or to become payable to any Employee; (f) any transaction with any Affiliate of the Mediasite Companies that relates to the Mediasite Business; (g) any Material Adverse Effect in any Mediasite Company’s relationship with any customer or supplier in relation to the Mediasite Business; (h) any material transaction entered into by a Mediasite Company not in the ordinary course of business; (i) any material amendment, modification or termination of any Material Contract; (j) any discontinued product lines, or material decline in sales to or revenues from any material customer; or (k) any dividend declared by the Sellers.

5.6       Litigation. Except as set forth on Schedule 5.6, there is no litigation, action, suit, proceeding, claim, arbitration or investigation related to or otherwise affecting the Mediasite Business pending or, to Knowledge of Sellers, threatened, against any Mediasite Company. No Mediasite Company is subject to any outstanding writ, order, judgment, injunction or decree of any Governmental Body relating to or otherwise affecting the Mediasite Business.

5.7        Compliance with Laws; Permits.

(a)      Except as set forth on Schedule 5.7(a), (i) the Mediasite Business is being conducted in compliance in all material respects with all applicable Laws. No Mediasite Company has received any written notice, charge, assertion or other communication from any Governmental Body alleging any violation of Law in respect of the Mediasite Business.

(b)     Except as set forth on Schedule 5.7(b), (i) the Mediasite Companies possess all Permits required for the operation of the Mediasite Business as currently conducted (the "Permits"), except to the extent the failure to have any Permit does not have a Material Adverse Effect on the Mediasite Business, and (ii) none of the Mediasite Companies has received, as of the date hereof, any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Permit. All Permits that are material to the Mediasite Business are identified on Schedule 5.7(b).

5.8        Material Contracts.

(a)       Schedule 5.8(a) sets forth a list of the following Contracts to which (x) any Transferred Company is a party or (y) a Seller is a party and which relates to the Mediasite Business (collectively, the "Material Contracts"):

(i)         any Contract with a Key Customer (excluding purchase orders or work orders issued in the ordinary course of business);

(ii)        any Contract with a Key Supplier (excluding purchase orders or work orders issued in the ordinary course of business);

(iii)       any Contract with the Key Manufacturer (excluding purchase orders or work orders issued in the ordinary course of business);

(iv)       any Contract which reflects a commitment by a Mediasite Company to pay, or pursuant to which a Mediasite Company actually paid in the preceding 12-month period, an amount in excess of $50,000;

(v)         any Contract which reflects a commitment by a third party to pay to a Mediasite Company, or pursuant to which a Mediasite Company actually was paid in the preceding 12-month period, an amount in excess of $50,000;

(vi)        any employment, severance or consulting agreement with any Employee which required an annual payment of cash compensation to such person in 2022 in excess of $150,000;

(vii)       any Contract which provides for a partnership, a joint venture or involving the sharing of profits;

(viii)      any Contract for the sale of any of the assets of any Mediasite Company other than in the ordinary course of business;

(ix)        any Contract relating to indebtedness or the granting by any Mediasite Company of an Encumbrance on any of its assets relating to the Mediasite Business;

(x)         any Contract with any Governmental Body;

(xi)        any Contract with another Person materially limiting or restricting the ability of any Mediasite Company to enter into any market or engage in any line of business;

(xii)      any Contract pursuant to which any Mediasite Company licenses Intellectual Property from a third party that is material to the Mediasite Business, other than software that is generally available to the public through retail stores or commercial distribution channels and licensed to a Seller for a license fee of less than $50,000 for each such license;

(xiii)      any Contract pursuant to which any Mediasite Company licenses Mediasite Intellectual Property to a third party, other than (x) nonexclusive licenses granted to customers of the Mediasite Business in the ordinary course of business, (y) licenses that arise as a matter of law by implication as a result of sales of products and services by the Mediasite Business, and (z) sales or marketing Contracts that include an incidental license to use the trademarks of any Mediasite Company for the purposes of advertising and selling products or services of the Mediasite Business; and

(xiv)     any Contract which is a material binding commitment or agreement to enter into any of the foregoing types of agreements.

(b)       Except as set forth in Schedule 5.8(b), (i) all Material Contracts are valid and binding agreements of a Mediasite Company, (ii) all Material Contracts are in full force and effect and no material default or breach exists in respect thereof on the part of any Mediasite Company or, to the Knowledge of Seller, the other parties thereto, and no event has occurred that, after the giving of notice or the lapse of time or both, would constitute such a material default or breach, (iii) no Material Contract contains any penalty provisions, minimum purchase commitments, refund rights or similar provisions, (iv) no Mediasite Company has received notice of termination of any Material Contract or notice of any customer intending to terminate its relationship with a Mediasite Company, (v) no Material Contract either requires a consent or can be terminated in the event of any change in the underlying ownership or control of a Mediasite Company or would be materially affected by such a change, and (vi) no Material Contract requires any Employee of a Mediasite Company to attend a customer’s premises.

(c)       Set forth in Schedule 5.8(c) is a true and complete listing of all Open Customer Contracts under which the Mediasite Companies have unfulfilled software development set-up obligations, a description of such outstanding work to be completed, and the amount of time in hours required to complete such outstanding work and which reflects a total contractual amount in excess of $50,000. For greater certainty, each of the representations in Section 5.8(b) shall apply in the same manner, mutatis mutandis, to the Open Customer Contracts.

5.9         Software; Intellectual Property.

(a)       Schedule 5.9(a) sets forth a list of all registrations and applications for registration of any Mediasite Intellectual Property, including, for each item listed, the record owner, jurisdiction and issuance, registration or application number and date, as applicable, of such item. All registrations set forth on Schedule 5.9(a) are, in all material respects, valid and in force, and all applications set forth on Schedule 5.9(a) are pending and in good standing.

(b)       Each Mediasite Company, as applicable, owns or has a valid right to use in the manner currently used all Mediasite Intellectual Property (including all Intellectual Property rights pertaining to the Seller Software) that is used in the Mediasite Business as currently conducted.

(c)      Except as set forth on Schedule 5.9(c), no Mediasite Company has received any written notice from any Person (i) alleging that the conduct of the Mediasite Business as currently conducted infringes, constitutes a misappropriation of or violates any Intellectual Property of any Person or (ii) challenging the ownership by a Mediasite Company of or the validity or enforceability of any Mediasite Intellectual Property, in each case, that would reasonably be expected to be material to the Mediasite Business. Except as set forth on Schedule 5.9(c), neither the conduct of the Mediasite Business as currently conducted nor the development, operation, marketing or sale of any and all products sold or used in connection with the Mediasite Business infringes, misappropriates or violates any Intellectual Property of any other Person.

(d)       To the Knowledge of Sellers, and except as set forth on Schedule 5.9(d), no other Person has infringed, misappropriated or violated any Mediasite Intellectual Property.

(e)       Except as would not have a Material Adverse Effect, each Mediasite Company has used reasonable efforts to protect the confidentiality of all trade secrets and know-how included in the Mediasite Intellectual Property.

(f)       Except as set forth on Schedule 5.9(f), no Mediasite Company has licensed or provided to any Person, or allowed any Person to access or use, any source code for any material (x) Purchased Software or (y) Software owned by a Transferred Company (collectively, the "Mediasite Software"), other than employees, contractors and consultants of a Seller or any of its Subsidiaries that have confidentiality obligations to such Seller or one of its Subsidiaries with respect to such source code.

(g)       Schedule 5.9(g)(i) provides a complete and accurate list and brief description of, in all material respects, of the Seller Software, Third Party Embedded Software, other than Software licensed as freeware or under an Open Source License. Schedule 5.9(g)(ii) provides a complete and accurate list, in all material respects, of the Third Party Embedded Software licensed as freeware or under an Open Source License. Each Mediasite Company, with respect to the Mediasite Business, has followed SF's standard internal policies, in all material respects, with respect to the use of Open Source Software, which among other things are designed to prevent the unintended obligation to make all or virtually all of any Mediasite Software subject to either (i) the terms of an Open Source License, or (ii) an obligation to make source code publicly available. For greater certainty, the Seller Software being transferred hereunder to Buyer includes AVEngine.

(h)       With respect to any Mediasite Intellectual Property, no licenses, sublicenses, covenants or agreements have been granted or entered into by a Mediasite Company as licensee, other than licensed rights granted in the ordinary course of business. No third-party is or may become entitled to receive any royalties or other payments from a Mediasite Company with respect to the licensing or granting of any Mediasite Intellectual Property rights, except such royalties owed in the ordinary course of business as incidental to a license to Seller Software or other vendor agreements.

(i)      The Seller Software owned by the Mediasite Companies (the “Owned Software”) conforms in all material respects to the contracted statements of work for the design, performance, operation, test, support and maintenance of such Owned Software. No portion of the Owned Software sold or licensed by the Mediasite Companies directly or indirectly to end users contained on the date of the shipment and no portion of the Owned Software currently for sale or license directly or indirectly to end users contains any software routines or hardware components designed a Mediasite Company to permit unauthorized access; to disable or erase software, hardware or data; or to perform any other such actions.

(j)        Except as disclosed in Schedule 5.9(j), all agents, consultants, and contractors, who have materially contributed to any of the Owned Software have executed appropriate instruments of assignment in favor of such Mediasite Company.

(k)      Set forth on Schedule 5.9(k) is a list specifying the location of all copies of any source code for the Owned Software and detailing all source code escrow arrangements or agreements entered into by any Mediasite Company and all beneficiaries of any such arrangements or agreements. Except as set forth in Schedule 5.9(k), no Mediasite Company has made available to any Person any source code for the Owned Software. The source code for the Owned Software is supported by documentation, including coding comments, which is current and accurate in all material respects. This documentation is of sufficient detail to permit an adequately trained individual the full and proper use of said source code and the understanding, compilation, modification and correction of the Owned Software. Standard back-up copies and working copies of the source code for the Owned Software have been made and securely maintained under the sole control of the Mediasite Companies.

(l)       The Owned Software is not, in whole or in part, subject to the provisions of any open source of quasi-open source license agreement or any other agreement obligating any Mediasite Company to make source code available to any Person or to publish or place in escrow source code and no such source code or quasi-open source code is incorporated into any product now shipped or under developed by or on behalf of the Mediasite Companies. The Mediasite Companies have not licensed any software in source code form to any Person.

5.10    Key Customers and Key Suppliers.

(a)      Schedule 5.10(a)(i) sets forth a list of the names of the ten (10) largest customers of the Mediasite Business (measured by dollar volume of sales) (the "Key Customers"), in each case during the 12 months ended September 30, 2023. Except as set forth in Schedule 5.10(a)(ii), no Mediasite Company is engaged in any dispute related to the Mediasite Business with any Key Customer, and no Key Customer has provided written notice that it intends to terminate or materially and adversely alter its relationship with the Mediasite Business.

(b)       Schedule 5.10(b)(i) sets forth a list of the names of the five (5) largest suppliers and vendors of the Mediasite Business (measured by dollar volume of purchases), other than the Key Manufacturer (the "Key Suppliers"), in each case during the 12 months ended September 30, 2023. Except as set forth in Schedule 5.10(b)(ii), no Mediasite Company is engaged in any dispute related to the Mediasite Business with any Key Supplier, and no Key Supplier has provided written notice that it intends to terminate or materially and adversely alter its relationship with the Mediasite Business.

(c)     All of the Mediasite Companies' product inventory purchases are from one third party contract manufacturer; Schedule 5.10(c) sets forth the name of such third party contract manufacturer (the "Key Manufacturer"). No Mediasite Company is engaged in any material dispute with the Key Manufacturer, and the Key Manufacturer has not notified any Mediasite Company that it intends to it intends to terminate or materially and adversely alter its relationship with the Mediasite Business.

5.11      Sufficiency and Condition of Assets. Except as set forth on Schedule 5.11, the Purchased Assets and Transferred Equity Interests include all properties and assets reasonably necessary for the normal operation of the Mediasite Business by Buyer substantially as currently conducted. The items of material tangible personal property included in the Purchased Assets in all material respects (a) are fit for the purposes for which they are currently being used or are intended for use, (b) are in satisfactory operating condition and repair taking into account the purposes for which they are currently being used (ordinary wear and tear excepted), and (c) do not have any defects that could reasonably be expected to interfere in any material respect with their current use in connection with the Mediasite Business.

5.12       Taxes.

(a)      Each Mediasite Company has filed (or has had filed on its behalf) in a timely manner (taking into account all available extensions) with the appropriate taxing authorities all material Tax Returns required to be filed with respect to the Mediasite Business and each Mediasite Company has paid (or there has been paid on its behalf) in a timely manner all material Taxes due and payable, except to the extent such Taxes are being contested in good faith or are properly reserved for on the books or records of the applicable Mediasite Company.

(b)       No Governmental Body is asserting by written notice to any of the Mediasite Companies, or has threatened in writing to assert against any of the Mediasite Companies any deficiency or claim for any material amount of additional Taxes.

(c)       No audits by any taxing authority or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of any Mediasite Company, and no Mediasite Company has received a written notice prior to the date of this Agreement of any actual or threatened audits or other administrative proceedings or court proceedings with regard to any Taxes or Tax Returns.

(d)       No Mediasite Company has waived any material statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is currently effective.

(e)      No Mediasite Company is liable for the Taxes of any other Person (other than members of any combined, consolidated or unitary group of which SF is parent) nor does any Mediasite Company have any material liability for Taxes of any other Person (other than a Seller or any of its Subsidiaries) under Treasury Regulations section 1.1502 6, as a transferee, successor, or by contract (other than any Contract entered into in the ordinary course of business, the principal purpose of which is unrelated to Tax).

(f)       There are no Encumbrances, other than Permitted Encumbrances, for Taxes upon the Purchased Assets or the Transferred Equity Interests.

5.13       Employee Benefits.

(a)       Schedule 5.13(a) sets forth a list of every employee benefit plan, within the meaning of section 3(3) of ERISA, currently maintained, sponsored or contributed to by a Seller or any ERISA Affiliates for the benefit of any U.S. Employee (the "U.S. Benefit Plans"). Except as set forth on Schedule 5.13(a), (i) each U.S. Benefit Plan intended to be qualified under section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualifications thereunder; (ii) each U.S. Benefit Plan has been administered in accordance with its terms and requirements of applicable Law in all material respects; (iii) no U.S. Benefit Plan is subject to Title IV of ERISA or section 412 of the Code or is a "multiemployer plan," as defined in section 3(37) of ERISA; (iv) no U.S. Benefit Plan provides for post-employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required by part 6 of Subtitle B of Title 1 of ERISA or similar state, local or foreign Law; (v) since the date of the Balance Sheet, no U.S. Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such U.S. Benefit Plan other than in the ordinary course of business or as required by applicable Law; and (vi) no actions or proceedings have been taken or instituted to terminate or wind-up a U.S. Benefit Plan.

(b)       Schedule 5.13(b) sets forth a list of every material benefit plan currently maintained, sponsored or contributed to by a Seller or any Transferred Company for the benefit of any International Employee other than governmental plans or statutorily required plans (the "International Benefit Plans" and, collectively with the U.S. Benefit Plans, the "Plans"). With respect to each International Benefit Plan, except for such matters as would not have, individually or in the aggregate, a Material Adverse Effect; (i) each International Benefit Plan required to be registered has been registered and has been maintained in good standing (to the extent such concept exists in the relevant jurisdiction) with the appropriate regulatory authorities; (ii) each International Benefit Plan has been administered in accordance with its terms and applicable Law; (iii) since the date of the Balance Sheet, no International Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such International Benefit Plan other than in the ordinary course of business or as required by applicable Law; (iv) no actions or proceedings have been taken or instituted to terminate or wind-up an International Benefit Plan; and (v) no International Benefit Plan provides for post-employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required by applicable Law.

(c)       No litigation or other claims or proceedings (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, asserted in writing, in each case against any of the Plans.

(d)     Except as set forth on Schedule 5.13(d) or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions will (i) result in any compensation becoming due to a Transferred Employee, (ii) increase any payments or benefits payable to any Transferred Employee under any Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Plan.

(e)      All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each Plan. All premiums or other payments that are due have been paid with respect to each such Plan. The Mediasite Companies have no unfunded pension obligations of any kind.

5.14       Labor Matters.

(a)          Except as set forth on Schedule 5.14(a):

(i)         there is no collective bargaining agreement or other Contract with a labor union or labor organization relating to the Mediasite Business, and no Employee is represented by any labor organization with respect to such Employee's employment;

(ii)         there is no strike or work stoppage involving any Employee pending or, to the Knowledge of Sellers, formally threatened in writing;

(iii)         no Action brought by or on behalf of any Employee, former employee of the Mediasite Business, labor organization or other representative of the employees of the Mediasite Business is pending or, formally threatened in writing against Seller (other than ordinary workers' compensation claims) that would have a Material Adverse Effect, if determined adversely and after taking into effect applicable insurance coverage;

(iv)         Seller is in compliance with all Laws concerning employment-related matters, except to the extent that any non-compliance, if proven adversely to such Seller and after taking into effect applicable insurance coverage, would not be likely to have a Material Adverse Effect;

(v)         no union organization campaign is in progress with respect to any Employee or group of Employees; and

(vi)         there has been no "mass layoff" or "plant closing" (as defined by the WARN Act) with respect to a Seller in respect of the Mediasite Business within the six months prior to the date hereof.

(b)         Schedule 5.14(b) sets forth a true and correct list of the following information for all Employees (including, as applicable, all independent contractors whose services are performed primarily for the Mediasite Companies) including any on leave of absence or layoff: employer; name; job title; current compensation paid or payable (annual rate or hourly rates of pay, as applicable); bonus and/or commission arrangements; vacation accrued as of a recent date; service credited as of a recent date for purposes of vesting and eligibility to participate under any applicable plan; severance pay; medical insurance payments; and all accrued bonuses and any other amounts required to be paid by any Mediasite Company in connection with the Closing.

5.15    No Broker or Finder. Except as set forth on Schedule 5.15, no Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transactions.

5.16    Real Property. None of the Mediasite Companies owns any real property. Schedule 5.16 sets forth a list of all real property leased by any of the Mediasite Companies (the "Leased Real Property"). With respect to each lease relating to Leased Real Property (each, a "Lease") listed on Schedule 5.16:

(a)         the applicable Mediasite Company has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to such Mediasite Company pursuant to such Lease, subject to the Enforceability Exceptions.

(b)         no such Mediasite Company is in default under a Lease in any material respect and all rents and other amounts due under each Lease have been paid.

(c)         no Mediasite Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in a Lease.

5.17    Tangible Personal Property. Except as set forth on Schedule 5.17, each Mediasite Company, as applicable, has good title to, or a valid leasehold interest in or valid rights to use, all of the Tangible Personal Property, free and clear of any Encumbrances other than Permitted Encumbrances. All of the Tangible Personal Property is, in all material respects, in good operating condition (with due consideration for reasonable wear and tear and the age of each specific item of Tangible Personal Property).

5.18    Environmental Matters. Except for such matters as would not be reasonably likely to have a Material Adverse Effect: (a) the Mediasite Companies are, and have been for the previous three years, in compliance in all material respects with all Environmental Laws applicable to the operation of the Mediasite Business; (b) no Mediasite Company has transported, treated, stored, or disposed of any Hazardous Material, except in compliance with all applicable Environmental Laws; (c) no Mediasite Company has received any notice, demand, letter, claim or request for information, in each case in writing, alleging that such Mediasite Company may be in violation of any Environmental Law or alleging that such Mediasite Company is responsible for the investigation or remediation of a release of Hazardous Material at a property not owned or operated by a Mediasite Company; and (d) no Mediasite Company is subject to any order, decree, or injunction with any Governmental Body relating to liability under any Environmental Law or relating to any Hazardous Material.

5.19    Insurance. Schedule 5.19 sets forth a true, correct and complete summary of the insurance policies held by the Mediasite Companies with respect to the Mediasite Business, including the type of policy, the policy number, the name of the policyholder, underwriter of such policies, the amount of coverage thereunder and the expiration date.

5.20    Opinion of Financial Advisor. Sellers have received the opinion of Silverwood Partners LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the consideration to be received by Sellers for the sale of the Transferred Equity Interests and the Purchased Assets pursuant to the terms of this Agreement was fair to Sellers from a financial point of view.

5.21    Anti-Takeover Provisions. Sellers have taken any actions necessary to cause any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Sellers not to apply to this Agreement or any of the Transactions.

5.22    Affiliate Transactions.

(a)         Except as set forth on Schedule 5.22(a), there are no outstanding payables, receivables, loans, advances and other similar accounts between any Mediasite Company, on the one hand, and any of their Affiliates (other than between or among the Transferred Companies), on the other hand, relating to the Mediasite Business ("Affiliate Agreements").

(b)         Except as set forth on Schedule 5.22(b), to the Knowledge of the Sellers, no director, officer or employee of any Mediasite Company possesses, directly or indirectly, any material ownership interest in, or is a director, officer or employee of, any Person that is a material supplier, customer, lessor, lessee, licensor, developer or competitor of the Mediasite Business.

5.23    Customer Deposits. Schedule 5.23 is a true and complete list of all customer deposits together with a description thereof relating to the Mediasite Business received by any Mediasite Company for which services or products have not been delivered.

5.24    No Other Representations or Warranties.

(a)         NONE OF SELLERS, THE TRANSFERRED COMPANIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE MEDIASITE COMPANIES OR THE MEDIASITE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OF THIS AGREEMENT.

(b)         Without limiting the generality of the foregoing, none of Sellers, the Transferred Companies, nor any of their respective Affiliates or Representatives have made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Mediasite Business made available to Buyer, including any memoranda or offering materials, any due diligence materials and the materials made available in the "Sonic Foundry, Inc." virtual data room operated by Sharevault, or in any presentation of the Mediasite Business by management of Sellers or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the other Related Documents and the transactions contemplated hereby and thereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by Sellers and their Representatives are not and shall not be deemed to be or to include representations or warranties of Sellers, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the other Related Documents and the transactions contemplated hereby and thereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby jointly and severally represent and warrant to Sellers as set forth in this Article VI:

6.1    Organization; Good Standing; Authority. Each Buyer entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Ontario. Each of Parent and Buyer has all necessary power and authority to execute, deliver and perform this Agreement and all of the Related Documents to which Parent or Buyer is or will be a party. This Agreement has been duly authorized, executed and delivered by Parent and Buyer and, assuming the due authorization, execution and delivery of this Agreement by Sellers, is the legal, valid and binding agreement of Parent and Buyer enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions, and each of the Related Documents to which Buyer is or will be a party has been duly authorized by Buyer and upon execution and delivery by Buyer, assuming the due authorization, execution and delivery of this Agreement by Sellers, will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

6.2    No Conflict; Consents.

(a)         The execution and delivery by Parent and Buyer of this Agreement and the Related Documents to which Buyer is a party, and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any material, contract, agreement, lease or license to which Parent, Buyer or any of their respective Subsidiaries is a party, (ii) conflict with or result in any violation of, any provision of any Organizational Document of Parent, Buyer or any of their respective Subsidiaries; or (iii) to the Knowledge of Buyer, violate or result in a violation of any provision of any Law applicable to Parent, Buyer or any of their respective Subsidiaries, except, in each case, for any such conflicts, defaults, violations or terminations that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)         Assuming that the representations and warranties of the Sellers set forth in Section 5.2(b) are true and correct, no notice to, declaration or filing with, or consent or approval of any Governmental Body is required by or with respect to Parent, Buyer or any of their respective Subsidiaries in connection with the execution and delivery by Parent and Buyer of this Agreement and the other Related Documents to which it is a party, and the consummation by Parent and Buyer of the transactions in accordance with the terms hereof and thereof, other than (i) any filings and reports that may be required in connection with this Agreement either with the SEC or under state securities Laws or “blue sky” Laws, (ii) compliance with applicable stock exchange rules and regulations, (iii) such filings and registrations as may be required under the General Corporation Law of the State of Maryland and (iv) where the failure to obtain approval of any Governmental Body would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

6.3     Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to Buyer's Knowledge, threatened in writing against Buyer or any of its Subsidiaries that would reasonably be excepted to have, individually or in the aggregate, a Buyer Material Adverse Effect. Neither Buyer nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Body which would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.4    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions. The obligations of Buyer pursuant to this Agreement are not subject to any conditions regarding Buyer's or its Affiliates' or any other Person's ability to obtain any financing for the consummation of the Transactions.

6.5     Investment Intent. Buyer is acquiring the Transferred Equity Interests for its own account and not with a view to distribution of the Transferred Equity Interests within the meaning of any applicable securities Laws.

6.6     No Broker or Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transactions.

6.7    Investigation and Agreement by Buyer; Non-Reliance of Buyer; No Other Representations and Warranties. Each of Parent and Buyer acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Mediasite Business as they and their representatives have desired or requested to review, and that Parent, Buyer and their representatives have had full opportunity to meet with the management of Sellers and to discuss the Transactions, the Mediasite Business, the Purchased Assets, and the Assumed Liabilities. Each of Parent and Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transactions, the Mediasite Business, the Purchased Assets, and the Assumed Liabilities.

(a)          Except for the specific representations and warranties expressly made by the Sellers in Article V as further limited by the specifically bargained-for exclusive remedies as set forth in Article XII, each of Parent and Buyer acknowledges and agrees that (i) Sellers are not making nor has made (nor has any Person made on behalf of Sellers) any representation or warranty, expressed or implied, at Law or in equity, in respect of the Transactions, the Mediasite Business, the Transferred Companies, the Purchased Assets, and the Assumed Liabilities, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Transactions, the Mediasite Business, the Transferred Companies, the Purchased Assets, and the Assumed Liabilities furnished to Buyer or its representatives or made available to Buyer and its representatives in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of Sellers has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

(b)         Other than the specific representations and warranties expressly set forth in Article V, as further limited by the specifically bargained-for exclusive remedies as set forth in Article XII of this Agreement, each of Parent and Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Sellers have specifically disclaimed and does hereby specifically disclaim, and shall not have or be subject to any liability for reliance on, any such other representation or warranty made by any Person. Sellers have no obligation to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article V and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article V.

(c)          Buyer is acquiring the Purchased Assets, the Transferred Companies, and the Assumed Liabilities subject only to the specific representations and warranties expressly set forth in Article V as further limited by the specifically bargained-for exclusive remedies as set forth in Article XII.

6.8    No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither Parent or Buyer nor any other Person on behalf of Parent or Buyer makes any other express or implied representation or warranty with respect to Parent or Buyer or with respect to any other information provided to Sellers or their representatives, including but not limited to forecasts or other forward looking information, and each of Parent and Buyer disclaims any other representations or warranties, whether made by Parent, Buyer or any of their respective Affiliates, officers, directors, employees, agents or representatives.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1    Operation of the Mediasite Business. Except (i) as set forth on Schedule 7.1, (ii) as may be approved by Buyer (which approval will not be unreasonably withheld, delayed or conditioned); provided, however, that the consent of Buyer shall be deemed to have been given if Buyer does not object within 48 hours after written request for such consent is provided by a Seller to Buyer, or (iii) as is otherwise permitted, contemplated or required by this Agreement or by applicable Laws, from the date hereof through the earlier of the Closing or the termination of this Agreement, Sellers (x) shall use their commercially reasonable efforts to carry on the Mediasite Business in all material respects in the ordinary course, preserve the goodwill, reputation and present relationships of the Mediasite Business with suppliers, customers and others having significant business relationships with the Mediasite Business and keep the Mediasite Business substantially intact, including its present operations, facilities and other working conditions, and (y) shall not take any Restricted Action; provided, however, that, the foregoing notwithstanding, Sellers may use all available cash of the Mediasite Business to repay any indebtedness of Seller or the Transferred Companies in respect of the Mediasite Business, or to pay any expenses relating to the Transactions or the Mediasite Business prior to the Closing. For purposes of the foregoing, a "Restricted Action" is any of the following: (I) selling, leasing, transferring, disposing of, licensing, assigning, abandoning, cancelling, mortgaging, pledging, placing an Encumbrance (other than a Permitted Encumbrance) upon or otherwise divesting of any assets relating to the Mediasite Business, including the Purchased Assets (except the sale of inventory in the ordinary course of business in a manner consistent with past practice); (II) exclusively licensing any Mediasite Intellectual Property to another Person, other than any customers, contract manufacturers or distributors of any Mediasite Company in the ordinary course of business in a manner consistent with past practice; (III) permitting or enabling another Person to make, use, sell or distribute the same products or provide the same services as any products or services relating to the Mediasite Business or cancelling, abandoning, allowing to lapse or expire or otherwise disposing of any Intellectual Property; (IV) declaring or paying any dividends or other distributions with respect to the capital stock of the Mediasite Companies or otherwise making any payments in cash or kind, or advancing or loaning any funds to, any of the Sellers or any of their Affiliates; (V) issuing, repurchasing, redeeming, selling, pledging, splitting or encumbering any capital stock or other securities of the Transferred Companies (including any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any pre-emptive or similar rights), calls or other rights to purchase or acquire capital stock) or entering into any agreement with respect thereto or making any changes (by recapitalization, reclassification, stock dividend, stock split, combination, reorganization or otherwise) in the capital structure of the Transferred Companies, or amending the terms of any capital stock thereof; (VI) awarding stock options, warrants or other securities or granting any retention, severance or termination payments or benefits to, or entering into any employment, bonus, change of control or severance agreement with, any Employees; (VII) incurring, creating, refinancing, replacing, guaranteeing, assuming, increasing the balance or repaying or decreasing the balance of any indebtedness of a Transferred Company; (VIII) otherwise making payments or incurring obligations to or in favor of SF’s stockholders or Affiliates inconsistent with past practices; (IX) hiring or otherwise engaging or terminating any employees or contractors relating to the Mediasite Business; (X) changing the terms of any Plans or employment or contractor agreements or remuneration of any management or staff relating to the Mediasite Business; (XI) canceling, abandoning, failing to renew or otherwise allowing to lapse or expire any material Permit; (XII) entering into any new, or amending or otherwise modifying any provision under any Affiliate Agreement or any agreement that would be an Affiliate Agreement if such agreement was entered into prior to the date hereof; (XIII) entering into any collective bargaining agreement; (XIV) modifying the payment terms or payment schedule of receivables of the Mediasite Business other than in the ordinary course of business in a manner consistent with past practice, accelerating the collection of receivables of the Mediasite Business, or selling, securitizing, factoring or otherwise transferring any accounts receivable of the Mediasite Business; (XV) taking any actions that would adversely affect the ability of the parties to consummate the Transactions; (XVI) acquiring or making any investment in any business or Person, or the assets or equity of any business of Person, other than acquisitions of inventory or other goods or services in the ordinary course of business in a manner consistent with past practice; (XVII) amending or restating any Organizational Documents of the Transferred Companies; (XVIII) incurring any obligations to make any payments to customers of the Mediasite Business, outside of the ordinary course of business in a manner consistent with past practice; (XIX) making any changes in financial accounting methods, principles or practices relating to the Mediasite Business, except as required by changes in GAAP or applicable Law; (XX) knowingly waiving any material claims or rights of material value that constitute Purchased Assets; (XXI) conducting a “going out of business,” “clearance sale,” “liquidation sale” or similar sale; or (XXII) authorizing any of, or committing or agreeing to take any of, the foregoing actions.

7.2      Access to Information.

(a)         From the date hereof until the earlier of the Closing Date and the termination of this Agreement, Sellers shall: (i) grant Buyer and its representatives reasonable access, during normal business hours to the employees, personnel, properties, accounting, IT and other systems and books and records (including Tax Returns) related to the Mediasite Business that are in the possession or under the control of Sellers; and (ii) instruct their employees and representatives (including, without limitation, the functional leaders of Sellers such as the CRO, head of HR and IT, etc.) to provide reasonable cooperation with Buyer in its (y) continued due diligence of the Mediasite Business and (z) integration planning, including but not limited to operational review, internal systems migration, best practices, and employee assessments, conducting of interviews, ranking and selection of Employees consistent with Section 7.9.

(b)         Notwithstanding anything to the contrary contained in this Agreement, from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Buyer shall not, and shall cause its representatives not to, have any contact or discussions concerning the Mediasite Business or any other matters with any lender, bank, landlord, tenant, supplier, customer, franchisee, distributer or noteholder of the Mediasite Companies, in each case, without the prior written consent of the Sellers.

7.3      SEC Filings; Other Actions.

(a)         As promptly as reasonably practicable after the execution of this Agreement (and in any event within fifteen (15) Business Days after the date of this Agreement), SF shall prepare and file a preliminary proxy statement with the SEC relating to the matters to be submitted to the holders of Seller Common Stock at the Seller Meeting (such preliminary proxy statement and any amendments or supplements thereto, including the definitive proxy statement, the "Proxy Statement"), which shall, subject to Section 7.8, include Seller Board Recommendation. Buyer, and its counsel, shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and SF shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Buyer or its counsel. SF shall use commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to SF's stockholders as of the record date established for Seller Meeting as promptly as practicable after the date of this Agreement. SF shall provide Buyer and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that SF or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Buyer and its counsel shall be given a reasonable opportunity to review and comment on drafts of the Proxy Statement, SEC comments with respect thereto and any other documents related to Seller Meeting, and SF shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Buyer and its counsel. Buyer shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their Affiliates as promptly as practicable after the date hereof.

(b)         Subject to the other provisions of this Agreement, SF shall: (i) take all action necessary in accordance with the General Corporation Law of the State of Maryland, SF's Articles of Incorporation, as amended, and SF's By-Laws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following, and in any event no more than forty-five (45) calendar days after, the mailing of the Proxy Statement for the purpose of obtaining Seller Stockholder Approval (the "Seller Meeting"); and (ii) subject to a Change of Board Recommendation in accordance with Section 7.8, shall include Seller Board Recommendation in the Proxy Statement. SF shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall not postpone or adjourn Seller Meeting other than (i) to allow additional solicitation of proxies in order to obtain Seller Stockholder Approval if necessary, (ii) if SF is required to postpone or adjourn Seller Meeting by applicable Law, (iii) if there has been a Change of Board Recommendation and Seller Board has determined in good faith, after consultation with outside counsel, that SF's stockholders should be provided with additional time to evaluate any information or disclosure that SF has made available to such stockholders, (iv) with the consent of Buyer, or (v) if a quorum has not been established; provided, in the case of clauses (i) and (v), without the written consent of Buyer, in no event shall the Seller Meeting be postponed on more than one occasion for more than fifteen (15) days. In the event of a Change of Board Recommendation, SF nevertheless shall continue to submit this Agreement to the stockholders of SF for approval at Seller Meeting unless this Agreement shall have been terminated in accordance with its terms prior to Seller Meeting. Once SF has established a record date for Seller Meeting, SF will not change such record date or establish a different record date for Seller Meeting without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

(c)         SF agrees to (i) provide Buyer, on a timely basis, with the daily written voting reports it receives concerning proxy solicitation results for each of the ten (10) Business Days prior to the then scheduled Seller Meeting and (ii) to use its reasonable efforts to give written notice to Buyer one Business Day prior to the Seller Meeting and on the day of, but prior to, the Seller Meeting of the status of the Seller Stockholder Approval.

7.4      Appropriate Action; Consents; Filings.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which Sellers or Buyer or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity, (iii) resist, contest or defend any proceeding challenging this Agreement, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that could restrict, prevent or prohibit consummation of the Agreement, (iv) execute and deliver any additional instruments necessary to consummate and fully carry out the purposes of this Agreement, and (v) cause their Affiliates to execute and deliver any notices, filings or applications required to be filed with any governmental entity in connection with this Agreement. Each of the parties shall, and shall cause their respective Affiliates to, furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Sellers and Buyer shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Sellers or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with this Agreement. In exercising the foregoing rights, each of Sellers and Buyer shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any governmental entity, Sellers and Buyer shall keep each other reasonably apprised of the status of matters relating to the Agreement, including promptly furnishing the other with copies of notices or other written substantive communications received by Sellers or Buyer, as the case may be, or any of their respective Subsidiaries, from any governmental entity and/or third party with respect to this Agreement, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with this Agreement.

(b)         Notwithstanding anything to the contrary in this Agreement, neither the Sellers or Buyer nor any of their respective Affiliates shall be obligated to (i) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, (ii) propose, negotiate, or agree to the sale, divestiture, license or other disposition of any assets or businesses, (iii) accept any operational restriction that is material to its business or assets, or (iv) take any other action that would materially limit the right of that party, any of its subsidiaries, or any of its Affiliates to own or operate its or their businesses or assets.

(c)         Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Sellers prior to the consummation of the Agreement. Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

7.5    Certain Notices. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur:

(a)         receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions;

(b)         receipt of any notice or other communication from any governmental entity or any other self-regulatory organization in connection with this Agreement; or

(c)         such party becoming aware of the occurrence of an event that could prevent or delay beyond the End Date the Closing of this Agreement or that would reasonably be expected to result in any of the conditions to this Agreement not being satisfied. Any such notice pursuant to this Section 7.5 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure (other than any such failure which is a willful and material breach) to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in this Agreement have been satisfied or give rise to any right of termination set forth in Article XI.

7.6    Efforts to Consummate. Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in Article IX and Article X applicable to such party and executing any additional instruments reasonably requested by another party hereto (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of "commercially reasonable efforts" standard as required by this Agreement, neither Sellers nor any of its Affiliates or representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise expend any money or suffer any detriment, to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify or extend or renew any agreement (including any Material Contract), or to provide financing to Buyer for the consummation of the Transactions.

7.7     Notices and Consents. Reasonably promptly following the execution of this Agreement, Sellers will use commercially reasonable efforts to obtain the third-party consents set forth on Schedule 7.7; provided, however, that no representation, warranty, covenant or agreement of Sellers shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such third-party consent, (b) any termination of a Contract as a result of the failure to obtain such third-party consent or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

7.8      Acquisition Proposals.

(a)         From and after the date of this Agreement, SF shall, and shall cause its Subsidiaries and their respective directors, officers, employees and other representatives ("Representatives") to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any third party and its Affiliates and representatives that may be ongoing with respect to any Acquisition Proposal, (y) request any such third party to promptly return or destroy all confidential information furnished by or on behalf of SF and its Subsidiaries in accordance with the applicable confidentiality agreements and (z) terminate access by any third party and its Affiliates and representatives to any data room (virtual, online or otherwise) maintained by or on behalf of SF and its Subsidiaries. Except as expressly permitted by (and subject to) this Section 7.8, from and after the date of this Agreement until the termination of this Agreement in accordance with the provisions hereof, SF shall not, and shall cause its Subsidiaries and its and their respective directors, officers, legal counsel, and investment bankers not to, and shall not authorize or knowingly permit its other Representatives to, (A) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with respect thereto or that could reasonably be expected to lead to the submission of any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions), (C) provide any non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. Except as expressly permitted by this Section 7.8, from and after the date of this Agreement until the termination of this Agreement in accordance with provisions contained herein, neither the Seller Board nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) withdraw, change or qualify, in a manner adverse to Buyer, the Seller Board Recommendation, (iii) approve or cause SF to enter into any asset sale agreement, letter of intent or other similar agreement relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) fail to include the Seller Board Recommendation in the Proxy Statement, (v) make any recommendation or public statement in connection with a tender offer or exchange offer for the equity securities of SF other than a recommendation against such offer (other than the issuance by the SF or the Seller Board of a "stop, look and listen" statement pursuant to Section 7.8(f)) or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) - (v) of this sentence, a "Change of Board Recommendation").

(b)         Notwithstanding anything to the contrary contained in Section 7.8(a), if at any time following the date of this Agreement and prior to the receipt of the Seller Stockholder Approval (i) SF has received a bona fide written Acquisition Proposal from a third party, (ii) SF has not breached this Section 7.8 in any material respect with respect to such Acquisition Proposal and (iii) the Seller Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then SF may (A) furnish information with respect to SF and its Subsidiaries to the third party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more confidentiality agreements and (B) participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any information concerning SF or its Subsidiaries to be provided or made available to any third party shall, to the extent not previously provided or made available to Buyer, be provided or made available to Buyer concurrently with or prior to such time as it is provided or made available to such third party.

(c)         SF shall promptly (and in any event within forty-eight hours) notify Buyer in the event that SF receives any Acquisition Proposal. SF shall notify Buyer promptly (and in any event within forty-eight hours) of the identity of such Person and provide to Buyer a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of such Acquisition Proposal). Without limiting the foregoing, SF shall promptly (and in any event within forty-eight hours after such determination) advise Buyer if SF determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and thereafter shall keep Buyer reasonably informed, on a current basis (and, in any event, within twenty-four (24) hours of Buyer's reasonable request), of the status and material terms of any such proposals (including any amendment thereto) and any material changes to the status of any such discussions or negotiations.

(d)         Notwithstanding anything to the contrary contained in Section 7.8(a), if SF has received a bona fide written Acquisition Proposal that the Seller Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, the Seller Board may at any time prior to the receipt of the Seller Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Article XI, in either case if the Seller Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of SF and subject to the requirements of this Section 7.8(d), SF shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 7.8(d) or terminate this Agreement pursuant to Article XI unless SF shall have provided to Buyer at least four Business Days' prior written notice (the "Notice Period") of SF's intention to take such action, which notice shall include a copy of such Superior Proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into in respect of such Superior Proposal and, if applicable, financing documentation), and: (i) during the Notice Period, if requested by Buyer, SF shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Buyer regarding any amendment to this Agreement proposed in writing by Buyer and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and (ii) the Seller Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Buyer (the "Proposed Changed Terms") no later than 11:59 p.m., CST, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside counsel, that the Superior Proposal would continue to constitute a Superior Proposal and that the failure to take such action would continue to be inconsistent with its fiduciary duties to the stockholders of SF if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal (including any change in purchase price), SF shall be required to deliver a new written notice to Buyer and to again comply with the requirements of this Section 7.8(d) with respect to such new written notice, except that the Notice Period shall be two Business Days with respect to any such new written notice.

(e)         Nothing contained in this Section 7.8 shall prohibit the Seller Board from (i) disclosing to the stockholders of SF a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of SF if the Seller Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or violate applicable Law; provided, however, SF may only make any such disclosure that constitutes a Change of Board Recommendation in compliance with Section 7.8(d), as the case may be. The issuance by SF or the Seller Board of a "stop, look and listen" statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(f)         For purposes of this Agreement:

(i)         "Acquisition Proposal" means any offer, inquiry, indication of interest or proposal from a third party concerning (A) a merger, consolidation or other business combination transaction or series of related transactions involving 25% or more of the voting power of the Seller Common Stock, (B) any direct or indirect sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, recapitalization, spin-off or otherwise, of assets of SF (including equity interests of any Subsidiary of SF) or its Subsidiaries representing 25% or more of the consolidated assets of SF and its Subsidiaries, based on their fair market value as determined in good faith by the Seller Board, (C) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, any class of equity securities of SF representing 25% or more of the voting power or the Seller Common Stock, or (D) any combination of the foregoing, in each case other than the Transactions; provided, however, that in no event shall an Acquisition Proposal include any inquiry, offer or proposal, or any indication of interest, solely with respect to the sale or other disposition or acquisition of any of the Excluded Assets.

(ii)         "Superior Proposal" means any bona fide written unsolicited Acquisition Proposal made by a third party after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 80%) that the Seller Board determines in its reasonable judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the person making the proposal, that (A) is reasonably likely to be consummated and (B) if consummated, would be more favorable to the stockholders of SF, taken as a whole, in each case from a financial point of view, than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Buyer in response to any such proposal); provided that an Acquisition Proposal shall not be more favorable from a financial point of view unless such Acquisition Proposal provides for aggregate consideration of at least $17,000,000.

7.9     Employee Communications Matters. Sellers shall reasonably cooperate with Buyer in permitting Buyer to interview, on a voluntary basis, Employees, and to communicate any information concerning employment offers and potential employment with Buyer prior to the Closing Date.

7.10    Bulk Sales Waiver. The parties hereby waive, in connection with the transactions contemplated by this Agreement, compliance with the "bulk sales" provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where the Purchased Assets are to be conveyed to Buyer hereunder and other similar bulk transfer notice provisions, including bulk sale tax notice provisions.

7.11    Support Agreements. SF shall instruct its transfer agent not to register the transfer of any Shares (as defined in the Support Agreements) made or attempted to be made in violation of the Support Agreements.

7.12    Updating of Schedules. From time to time prior to the Closing, Sellers shall have the obligation to supplement or amend the Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes (a) the indemnification rights of Buyer set forth in Article XII, (b) the termination rights contained in this Agreement or (c) the determination of whether or not the conditions set forth in Section 9.1 have been satisfied.

7.13    Potential Payments. Prior to or at the Closing, Sellers shall pay or cause the payment of all Potential Payments (to the extent not previously paid). For purposes of the foregoing, "Potential Payments" means (a) all amounts related to any obligation of any Mediasite Company to pay any Person consideration in connection with the Closing, including under any incentive compensation plan, stock appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, "stay-around," "change-in-control," retention, or similar bonuses or payments to current or former directors, officers, employees and consultants or any other similar arrangement and (b) any payroll, employment, social security, unemployment and other Taxes imposed on a Mediasite Company in connection with the payment of any of the obligations pursuant to clause (a) of the foregoing items such that neither Buyer nor any of its post-Closing Affiliates, are responsible for, or obligated to make, the Potential Payments.

7.14    Intercompany Payables. Prior to or at the Closing, Sellers shall terminate all Intercompany Payables and ensure that such termination has no negative Tax or other impact on Buyer or the Transferred Companies, except that the MSKK Intercompany Payable will be satisfied at Closing pursuant to Section 3.1(b).

7.15    Non-Interference With Transferred Employees. From and after the Closing, neither Seller will, directly or indirectly, hire or solicit any Transferred Employee who was offered employment by Buyer or any independent contractor offered engagement by Buyer or encourage any Transferred Employee or independent contractor to decline Buyer’s offer of employment or engagement.

7.16    Inventory Matters. Prior to the Closing, Sellers shall agree with the Key Manufacturer to convert 200 units of model 1020 subject to open purchase orders to 200 units of model 1040. The cost to scrap the model 1020 units for such conversion (the “Inventory Conversion Cost”) shall be treated as a liability for purposes of the Net Cash Asset calculation pursuant hereto (and which shall be a liability of a minimum of $30,000 for purposes of the Net Cash Asset calculation). Any additional incremental cost due to the additional per unit cost of the model 1040 units shall be the responsibility of Buyer. In addition, Sellers shall use commercially reasonable efforts to negotiate an extension of the delivery schedule for its open purchase orders with the Key Manufacturer to be within 18 months of the Closing Date; provided that if Sellers are unable to negotiate such an extension, the Buyer and Sellers will jointly resolve the matter.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1    Post-Closing Delivery of Cash; Certain Communications.

(a)         If, on or after the Closing Date, a Seller (or any of its Affiliates) receives any checks or any other amounts in cash in respect of any Purchased Asset, such checks or cash (i) shall be held in trust for the benefit of Buyer, (ii) shall be segregated from the other property or funds of such Seller (or any of its Affiliates, as applicable), (iii) in the case of checks, shall be duly and properly endorsed to Buyer in accordance with such instruction as Buyer shall from time to time furnish to Sellers, (iv) in the case of checks, shall be promptly forwarded to Buyer using a nationally recognized overnight delivery service for next-day delivery to Buyer, and (v) in the case of cash in a form other than a check, shall be promptly forwarded to Buyer in such manner as Buyer shall from time to time direct.

(b)         If, on or after the Closing Date, Buyer (or any of its Affiliates) receives any checks or any other amounts in cash in respect of any Excluded Asset, such checks or cash (i) shall be held in trust for the benefit of the applicable Seller, (ii) shall be segregated from the other property or funds of Buyer (or any of its Affiliates, as applicable), (iii) in the case of checks, shall be duly and properly endorsed to the applicable Seller in accordance with such instructions as the applicable Seller shall from time to time furnish to Buyer, (iv) in the case of checks, shall be promptly forwarded to the applicable Seller using a nationally recognized overnight delivery service for next-day delivery to the applicable Seller, and (v) in the case of cash in a form other than a check, shall be promptly forwarded to the applicable Seller in such manner as such Seller shall from time to time direct.

(c)         If, on or after the Closing Date, a Seller (or any of its Affiliates) receives any mail, courier package, telegraph message, facsimile transmission, e-mail message, purchase order, service request or other document in respect of the Purchased Assets, the Transferred Equity Interests or the Mediasite Business, such documents shall be promptly forwarded, using a nationally recognized overnight delivery service for next-day delivery (except in the case of an e-mail message, which may be forwarded electronically), to Buyer.

(d)         If, on or after the Closing Date, Buyer (or any of its Affiliates) receives any mail, courier package, telegraph message, facsimile transmission, e-mail message, purchase order, service request or other document in respect of the Excluded Assets or the Retained Business, such documents shall be promptly forwarded, using a nationally recognized overnight delivery service for next-day delivery (except in the case of an e-mail message, which may be forwarded electronically), to Sellers.

8.2    Confidential Information.

(a)         Sellers hereby acknowledge that by reason of their ownership and operation of the Mediasite Business, they have acquired, and may acquire in connection with the Transactions, confidential or proprietary information relating to the affairs, operations, assets, liabilities, personnel, results of operations and financial condition of the Mediasite Business ("Mediasite Business Confidential Information"), and that Buyer may be irreparably damaged if, at any time after the Closing, any Mediasite Business Confidential Information possessed by Sellers or any of their respective Affiliates, officers, directors, employees, representatives or agents were disclosed to or used by any Person other than Buyer or any of its Affiliates. From and after the Closing, each Seller covenants and agrees that it will not, and will direct its Affiliates, officers, directors, employees, representative and agents to not, use or disclose any such Mediasite Business Confidential Information without the prior written consent of Buyer, except in the performance of the terms of the Agreement or the Related Documents, in the enforcement of its rights under the Agreement or the Related Documents or with the prior written consent of Buyer. The provisions of the prior sentence shall not apply to any portion of the Mediasite Business Confidential Information that (i) is or becomes generally known by the public, other than as a result of a disclosure in breach of this Section 8.2(a), (ii) is independently obtained on a non-confidential basis after the Closing from sources that are not known by a Seller to be in violation of any legal, contractual or fiduciary obligation to Buyer with respect thereto, or (iii) is independently developed after the Closing by a Seller without the use of or reference to any Mediasite Business Confidential Information. If either Seller is requested or required by any Governmental Body to disclose any of such Mediasite Business Confidential Information, then such Seller will provide Buyer with prompt written notice of such request or requirement. Such Seller shall reasonably cooperate with Buyer, at Buyer's expense, in attempting to obtain any reasonable protective relief that Buyer chooses to seek in its sole discretion; provided, however, that Sellers shall not be obligated to undertake any Action. If, after Buyer has had a reasonable opportunity to seek such relief, Buyer fails to obtain such relief, or if a Seller is compelled by Law to disclose any Mediasite Business Confidential Information, then such Seller may disclose that portion of such Mediasite Business Confidential Information that its legal counsel advises it is legally compelled to disclose, and such Seller shall exercise commercially reasonable efforts, at Buyer's expense, to obtain assurances that the Mediasite Business Confidential Information will be accorded confidential treatment.

(b)         Buyer hereby acknowledges that it may acquire, in connection with the Transactions, confidential or proprietary information relating to the affairs, operations, assets, liabilities, personnel, results of operations and financial condition of Sellers, their respective Affiliates and the Retained Business (such information, excluding all Mediasite Business Confidential Information, is referred to as the "Seller Confidential Information") and that Sellers may be irreparably damaged if, at any time after the Closing, any Seller Confidential Information acquired by Buyer or any of its Affiliates, officers, directors, employees, representatives or agents were disclosed to or used by any Person other than Buyer or any of its Affiliates. From and after the Closing, Buyer covenants and agrees that it will not, and will direct its Affiliates, officers, directors, employees, representative and agents to not, use or disclose any such Seller Confidential Information without the prior written consent of Sellers, except in the performance of the terms of this Agreement or the Related Documents, in the enforcement of its rights under this Agreement or the Related Documents, or with the prior written consent of a Seller. The provisions of the prior sentence shall not apply to any portion of Seller Confidential Information that (i) is already independently in Buyer's or its Affiliates' possession on a non-confidential basis (to a third-party) at the time of disclosure thereof, (ii) is or becomes generally known by the public, other than as a result of a disclosure in breach of this Section 8.2(b), (iii) is independently obtained on a non-confidential basis after the Closing from sources that are not known by Buyer to be in violation of any legal, contractual or fiduciary obligation to a Seller with respect thereto, or (iv) is independently developed after the Closing by Buyer or its Affiliates without the use of or reference to any Seller Confidential Information. If Buyer is requested or required by any Governmental Body to disclose any of such Seller Confidential Information, then Buyer will provide Sellers with prompt written notice of such request or requirement. Buyer shall reasonably cooperate with Sellers, at Sellers' expense, in attempting to obtain any reasonable protective relief that Sellers choose to seek in their sole discretion; provided, however, that Buyer shall not be obligated to undertake any Action. If, after Sellers have had a reasonable opportunity to seek such relief, Sellers fail to obtain such relief, or if Buyer is compelled by Law to disclose any Seller Confidential Information, then Buyer may disclose only the portion of such Seller Confidential Information that its legal counsel advises it is legally compelled to disclose, and Buyer shall exercise commercially reasonable efforts, at Sellers' expense, to obtain assurances that Seller Confidential Information will be accorded confidential treatment.

(c)         The obligations of Buyer and Sellers pursuant to the Confidentiality Agreement or any other confidentiality or non-disclosure agreement between a Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, in respect of Mediasite Business Confidential Information or Seller Confidential Information shall terminate as of the Closing and cease to be of any further force or effect.

8.3    Non-Competition; Non-Solicitation.

(a)         For a period of three (3) years commencing on the Closing Date, neither Seller will, directly or indirectly, (i) engage in or assist others in engaging in any Competitive Activity; (ii) have an interest in any Competitor in any capacity, including as a partner, stockholder, member, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships between Buyer and customers or suppliers of the Mediasite Business as of the date of this Agreement. Notwithstanding the foregoing, either Seller may (x) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (y) continue to conduct the Retained Business, including using the Customer List to solicit business as long as no such business involves any Competitive Activity.

(b)         For a period of three (3) years commencing on the Closing Date, neither Seller will, directly or indirectly, hire or solicit any Transferred Employee who was hired by Buyer or any independent contractor engaged by Buyer or encourage any Transferred Employee or independent contractor to leave his or her employment or service relationship with Buyer without the written consent of Buyer; provided that (i) the foregoing shall not apply to any such employee or independent contractor who was not employed or engaged by Buyer or any of its Subsidiaries (including the Transferred Companies) for at least a 12 month period immediately prior to the commencement of any such solicitation and (ii) the prohibition on solicitation (but not hiring) shall not apply to any generalized searches for employees by use of advertisements in the media which are not targeted at employees of Buyer or any of its Subsidiaries (including the Transferred Companies). For the avoidance of doubt, nothing contained herein shall prohibit or otherwise restrict Sellers from soliciting, hiring or engaging any Transferred Employee or independent contractor whose service relationship with Buyer or any of its Subsidiaries is terminated by Buyer or any of its Subsidiaries.

(c)         The covenants and undertakings contained in this Section 8.3 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.3 will cause irreparable injury to Buyer, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 8.3 will be inadequate, and Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.3 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 8.3 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(d)         The parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.3 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

8.4    Tax Matters.

(a)         Sellers shall, at their own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Income Tax Returns of the Transferred Companies, for all periods ending on or prior to the Closing Date that have not yet been filed and are required to be filed after the Closing Date. Sellers shall pay or cause to be paid any cash Taxes due in respect of such Income Tax Returns. If any such Income Tax Return must be signed by Buyer, any Affiliate thereof, or any of the Transferred Companies (or any representative of the foregoing) following the Closing Date, Buyer agrees that it will (or will cause such other parties to) cooperate fully and punctually in signing such Tax Return in order to permit the timely filing of such Income Tax Return.

(b)         Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Income Tax Returns of the Transferred Companies, for taxable years or periods ending after the Closing Date. Income Tax Returns that are required to be filed by or with respect to the Transferred Companies with respect to any taxable period ending on or before the Closing Date or any tax period that begins on or before and ends after the Closing Date (a "Straddle Period") (such returns, "Straddle Returns") shall be prepared consistently with past practice to the extent permitted by applicable Law. Buyer shall provide, or cause to be provided, to Sellers a draft of any Straddle Return at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Income Tax Return, for review by Sellers. Sellers shall notify Buyer of any reasonable objections Sellers may have to any items set forth in such draft Straddle Return and Buyer and Sellers agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by the Arbitrating Accountant. The fees and expenses of the Arbitrating Accountant shall be borne one‑half by Sellers and one‑half by Buyer. Sellers shall be responsible for the cash amount of any income Taxes due for a Pre-Closing Taxable Period, and Buyer shall notify Sellers of any such cash amounts of income Taxes due from Sellers in respect of any Straddle Return no later than 10 Business Days prior to the date on which such Straddle Return is due, and no later than five Business Days prior to the date on which such Straddle Return is due, Sellers shall pay to Buyer the cash amount of the income Taxes for which Sellers are responsible. For purposes of apportioning any income Taxes relating to a Straddle Period to a Pre-Closing Taxable Period, such apportionment shall be made assuming that the relevant entity had a taxable year that ended at the close of business on the day before the Closing Date.

(c)         Any net operating losses, credits or other income Tax attributes of any Transferred Company as of the Closing Date shall first be used to reduce the cash amount of any income Taxes relating to a Pre-Closing Taxable Period for which Sellers are responsible pursuant to Sections 8.4(a) or 8.4(b) before they can be used for any other purpose.

(d)         Upon written request of Sellers, Buyer shall cause the Transferred Companies to file for, and use commercially reasonable efforts to obtain and expedite the receipt of, any refund of income Taxes to which the Transferred Companies may be entitled with respect to any Pre-Closing Taxable Period. Any income Tax refunds that are received by Buyer or any of the Transferred Companies, and any amounts credited against any income Taxes to which Buyer or any of the Transferred Companies becomes entitled (including any interest paid or credited with respect thereto), that relate to Pre-Closing Taxable Periods shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or amount of any such credit within 15 days after receipt or entitlement thereto. Any such refunds or credits relating to Straddle Periods shall be equitably apportioned between Buyer and Sellers.

(e)         Buyer shall not file an amended Income Tax Return for any of the Transferred Companies for any Pre-Closing Taxable Period without the prior written consent of Sellers.

(f)         Buyer shall elect to waive any carryback of net operating losses under section 172(b)(3) of the Code for losses attributable to taxable periods beginning after the Closing Date.

(g)         After the Closing, Buyer and Sellers shall promptly make available or cause to be made available to the other, as reasonably requested (at the expense of the requesting party), all information, records or documents relating to liabilities for income Taxes relating to the Transferred Companies for all Pre-Closing Taxable Periods, and all personnel with responsibility for the same, and shall preserve all such information until the expiration of any applicable statute of limitations or extensions thereof.

(h)         Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(i)         Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code § 6043 or Code § 6043A or Treasury Regulations promulgated thereunder.

(j)         Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Income Tax Returns and any audit, litigation or other proceeding with respect to income Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of material provided hereunder. Buyer and Sellers agree (i) to retain all books and records with respect to income Tax matters pertinent to the Transferred Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) applicable to the respective income Tax periods and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(k)         Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of income Taxes for which Sellers are or may be liable under this Agreement, Buyer shall, if informed of such an assertion, promptly inform Sellers, and Sellers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of income Taxes for which Sellers may be liable under this Agreement.

(l)         All Transfer Taxes payable in connection with the transfer of the Purchased Assets and Transferred Equity Interests to Buyer or its Affiliates and the Transactions shall be borne by Sellers. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and Buyer shall cooperate with respect thereto as reasonably necessary), unless Buyer is technically required to make the filings or payment in which case Seller shall provide the funds and prepare the document for filing, as the case may be. Buyer and Sellers will cooperate with each other in minimizing the amount of any Transfer Taxes to the extent permitted by applicable Law (including the provision of any reasonably available information necessary for Sellers to prepare any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes).

8.5    Access to Records after the Closing.

(a)         Notwithstanding anything to the contrary contained herein, Sellers may retain a copy of the Books and Records for archival or compliance purposes and for any tax reporting, investigation, audit, claim or assessment and any claims or inquiries from Governmental Bodies relating to the operations of the Mediasite Business prior to the Closing Date.

(b)         For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to the books and records (including personnel files) of Sellers that relate to the Mediasite Business and its operations for periods prior to the Closing (other than the Books and Records that are included among the Purchased Assets). Such access shall be afforded by Sellers and their respective Subsidiaries upon receipt of reasonable advance notice and during normal Mediasite Business hours under reasonable circumstances. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 8.5(b). If Sellers or any of their respective Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

(c)         For a period of six years after the Closing Date, Buyer shall retain, and shall provide Sellers and their representatives with reasonable access to, all of the Books and Records for all periods prior to the Closing. Such access shall be afforded by Buyer and its Affiliates upon receipt of reasonable advance notice and during normal Mediasite Business hours under reasonable circumstances. Seller shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 8.5(c).

(d)         Notwithstanding the foregoing, neither Buyer nor Seller shall be required to violate any obligation of confidentiality, Court Order or Law to which Buyer or Sellers are subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 8.5.

8.6    Seller Payables. Sellers will settle all outstanding accounts payable and accrued liabilities and expenses for services and obligation pertaining to the Purchased Assets ("Seller Payables") up to the Closing Date, provided that any Seller Payables due to vendors who will continue to supply the Mediasite Business after the Closing Date as identified in Schedule 8.6 (the "Scheduled Vendors ") will be settled no later than 90 days after the Closing Date; any negotiated settlements with any Scheduled Vendor must not negatively impact the post-Closing business relationship the Mediasite Business and such Scheduled Vendor and any Seller Payables with any Scheduled Vendor not paid by Sellers within 90 days after the Closing Date will be increased by a 10% administration fee and the full amount will be immediately deducted from the Holdback Amount and any shortfall will be immediately paid by Sellers; provided, if such full amount exceeds the Holdback Amount, (i) Buyer shall recover the entire Holdback Amount and (ii) Sellers shall within three Business Days pay to Buyer, by wire transfer of immediately available funds, an amount in cash equal to (x) such full amount minus (y) the Holdback Amount. Notwithstanding the foregoing, Sellers will pay in full all outstanding Seller Payables as of the Closing Date to the Critical Vendors within five Business Days after the Closing Date. Buyer shall pay to Sellers the Critical Vendor Holdback Amount within five Business Days of receipt by Buyer of evidence of such payment.

8.7    Transferred Employees. For each Transferred Employee, Buyer will take such employee's tenure with the Mediasite Companies into account for purposes of determining vacation entitlement. Notwithstanding the foregoing, nothing in this Section 8.7 shall (a) confer upon any party to this Agreement (including the Sellers), any Employee (including any Transferred Employee) or any other Person any rights or remedies (including any third-party beneficiary rights) under this Section 8.7 or this Agreement, (b) be interpreted or construed to confer upon the Employees any right with respect to continuance of employment (or any term or condition of employment) by Buyer or its Affiliates, including the Transferred Companies, nor shall this Agreement interfere in any way with the right of Buyer or its Affiliates, including the Transferred Companies, to terminate any Person’s employment at any time and for any or no reason; (c) interfere in any way with the right of Buyer or its Affiliates, including the Transferred Companies, to amend, terminate or otherwise discontinue or modify any or all benefit or compensation plans, programs, agreements, arrangements, practices or policies at any time; or (d) be deemed to amend, terminate or modify any Plan or any other benefit or compensation plan, program, agreement, arrangement, practice or policy.

8.8    Wrong Pockets. If and to the extent that it is determined after Closing that legal title to or beneficial or other interest in all or part of any Purchased Asset or any other assets which are necessary for the operation of the Mediasite Business (other than an Excluded Asset) has not been transferred to Buyer, the Sellers shall, promptly upon the request of Buyer, (a) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or the relevant interests in them to Buyer and (b) complete all such further acts or things as Buyer may reasonably direct in order to transfer such assets or the relevant interests in them from the applicable Seller to Buyer until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset to Buyer.

8.9    Shared Software License. Effective as of the Closing, Buyer hereby grants Sellers a perpetual, irrevocable, transferable and sublicensable, non exclusive royalty-free license to: (i) use AVEngine and the other Software listed on Schedule 8.9 listed as “Shared Software (Mediasite/Vidable)” (collectively, the “Shared Software”) and (ii) use and make a reasonable number of copies of the user manuals, handbooks and installation guides relating to the Shared Software; provided that for any Shared Software that is licensed from a third party, the license granted pursuant to this Section shall survive only for the duration of the applicable third-party license. Sellers may make copies of the Shared Software for back-up, disaster recovery, and testing purposes and may make any updates and/or modifications to the Shared Software, which such updates and/or modifications will be owned (as between Buyer and Sellers) by Sellers. For greater certainty, and notwithstanding any other provision of this Agreement including the Schedules hereto, (i) the Software listed on Schedule 8.9 under the headings Software Unique to Mediasite and Shared Software is part of the Purchased Assets transferred hereunder and (ii) the only Software that does not form part of the Purchased Assets, and is therefore is retained by the Sellers and the Retained Business, is set forth on Schedule 8.9 under the heading “Software Unique to Vidable”.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Buyer), on or prior to the Closing Date, of the following conditions:

9.1    Representations and Warranties. Each representation and warranty (a) set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.11, Section 5.15, Section 5.20 and Section 5.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of such time (other than such representations and warranties as are made only as of an earlier date, which shall be so true and correct as of such date), (b) set forth in Section 5.5(b) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of such time and (c) set forth in Article V (other than those described in the foregoing clauses (a) and (b)) shall be true and correct as of date of this Agreement and as of the Closing as though made at and as of such time (other than such representations and warranties as are made only as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

9.2    Performance of Covenants and Obligations. Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by them under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

9.3    Officer's Certificate. Except as otherwise contemplated by this Agreement, Buyer shall have received a certificate duly executed on behalf of Sellers as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2.

9.4    Closing Deliveries. Sellers shall have delivered or caused to be delivered to Buyer the documents, instruments and other deliveries pursuant to Section 4.5.

9.5    No Injunctions or Restraints. No Court Order or Law preventing the consummation of the Transactions shall be in effect.

9.6    Stockholder Approval. The Seller Stockholder Approval shall have been obtained at the Seller Meeting.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement shall, at the option of Sellers, be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Sellers), on or prior to the Closing Date, of the following conditions:

10.1    Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article VI shall be true and correct as of the Closing as though made at and as of such time (other than such representations and warranties as are made only as of an earlier date, which shall be so true and correct as of such date), except (i) to the extent changes or developments contemplated by the terms of this Agreement or caused by the Transaction, and (ii) where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

10.2    Performance of Covenants and Obligations. Buyer shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

10.3    Closing Deliveries. Buyer shall have delivered or caused to be delivered to Sellers the documents, instruments and other deliveries pursuant to Section 4.4.

10.4    No Injunctions or Restraints. No Court Order or Law preventing the consummation of the Transactions shall be in effect.

10.5    Stockholder Approval. The Seller Stockholder Approval shall have been obtained at the Seller Meeting.

ARTICLE XI

TERMINATION

11.1    Termination Events. This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of SF and Buyer;

(b)         by either Sellers or Buyer, if the Closing has not taken place on or before 5:00 p.m. (central time) on March 29, 2024 (the "End Date"); provided, however, that neither Sellers nor Buyer shall be permitted to terminate this Agreement pursuant to this Section 11.1(b) if the failure to consummate the Transactions by the End Date (as the same may be extended) results from, or is caused by, a material breach by such party of any of its representations, warranties, covenants or agreements contained herein;

(c)         by Sellers if: (i) any of the representations and warranties of Buyer contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 10.1 would not be satisfied; or (ii) any of the covenants of Buyer contained in this Agreement shall have been breached such that the condition set forth in Section 10.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Buyer as of a date subsequent to the date of this Agreement or a breach of a covenant by Buyer is curable by Buyer through the use of reasonable efforts within ten days after Buyer notifies Sellers in writing of the existence of such inaccuracy or breach (the "Buyer Cure Period"), then Sellers may not terminate this Agreement under this Section 11.1(c) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period, provided that Buyer, during the Buyer Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Sellers may not terminate this Agreement pursuant to this Section 11.1(c) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Buyer Cure Period);

(d)         by Buyer if: (i) any of representations and warranties of Sellers contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied; or (ii) if any of the covenants of Sellers contained in this Agreement shall have been breached such that the condition set forth in Section 9.2 would not be satisfied; provided, however, that if an inaccuracy in any of Sellers' representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Sellers is curable by Sellers through the use of reasonable efforts within ten days after Sellers notify Buyer in writing of the existence of such inaccuracy or breach (the "Seller Cure Period"), then Buyer may not terminate this Agreement under this Section 11.1(d) as a result of such inaccuracy or breach prior to the expiration of Seller Cure Period, provided that Sellers, during Seller Cure Period, continue to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 11.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of Seller Cure Period);

(e)         by Sellers or Buyer, by written notice from Sellers or Buyer to the other, if any Governmental Body of competent jurisdiction shall have issued a Court Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Court Orders and other actions, such Court Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Court Order or other action and such action or failure constitutes a breach of this Agreement;

(f)         by Sellers, if Sellers (x) have received a bona fide written Acquisition Proposal that the Seller Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, and the Seller Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of SF, and Sellers have complied with the requirements of Section 7.8(d) in regard thereto, and (y) Sellers, simultaneous with such termination, pay to Buyer in immediately available funds any fees required to be paid pursuant to Section 11.3(b); provided, that Sellers agree that they will not enter into a binding agreement related to the Superior Proposal referred to in clause (x) above until at least the fourth Business Day after it has provided the notice to Buyer required by Section 7.8, if any, and in the event of any material change to the terms of such Superior Proposal, Sellers will, in each case, have delivered to Buyer an additional notice as required by Section 7.8 and the notice period will have recommenced;

(g)         by Buyer, if the Seller Board (i) will have made a Change of Board Recommendation; or (ii) will have failed to reaffirm its approval or recommendation of this Agreement and the sale of the Mediasite Business as promptly as reasonably practicable (but in any event within five Business Days after receipt of any written request to do so from Buyer) at any time following the public disclosure of an Acquisition Proposal; or

(h)         by Buyer if the Seller Stockholder Approval is not obtained at the Seller Meeting.

11.2    Termination Procedures. If Sellers wish to terminate this Agreement pursuant to Section 11.1, Sellers shall deliver to Buyer a written notice stating that Sellers are terminating this Agreement and setting forth a brief description of the basis on which Sellers are terminating this Agreement. If Buyer wishes to terminate this Agreement pursuant to Section 11.1, Buyer shall deliver to Sellers a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement.

11.3    Effect of Termination.

(a)         Except as provided in Section 11.3(b), in the event of termination of this Agreement pursuant to this Article XI, this Agreement will become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its future, current or former Affiliates or Representatives); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination will relieve any party hereto of its obligation to pay the Termination Fee or the expense obligations pursuant to Section 11.3(b) or any damages to any other party hereto resulting from any Willful Breach of this Agreement and (ii) the provisions set forth in Section 8.2 (Confidential Information), this Section 11.3 (Termination) and Article XIII (General Provisions) will survive the termination of this Agreement.

(b)         If this Agreement is terminated:

(i)         pursuant to Section 11.1(f);

(ii)         pursuant to Section 11.1(g); or

(iii)       pursuant to Section 11.1(b) or Section 11.1(d) and within twelve (12) months following the date of such termination, the Sellers into a definitive written agreement with respect to any transaction specified in the definition of “Acquisition Proposal”; provided, references in the definition of the term “Acquisition Proposal” to “25%” shall be deemed to be replaced by “50%”, provided that this clause (b)(iii) shall not apply as to termination of this Agreement pursuant to Section 11.1(b) if Sellers request one or more extensions of the End Date to a date not later than June 30, 2024 and Buyer does not agree to any such extensions;

then Sellers will pay Buyer, by wire transfer of immediately available funds, an amount equal to $450,000 (the "Termination Fee"), (1) in the case of clause (b)(i) above, simultaneous with such termination, (2) in the case of clause (b)(ii) above, within two Business Days of such termination or (3) in the case of clause (b)(iii) above, substantially concurrently with the closing of the transaction pursuant to such definitive written agreement; provided, that in no event shall Sellers be required to pay the Termination Fee on more than one occasion. For the avoidance of doubt, in no event shall Sellers be required to pay the Termination Fee if this Agreement is terminated pursuant to Sections 11.1(a) through (e) or (h) unless at the time of such termination this Agreement was terminable pursuant to Section 11.1(f) or Section 11(g), in which case the Termination Fee shall be payable by the Sellers in accordance with the terms of this Section 11.3. If this Agreement is terminated pursuant to Section 11.1(h), Sellers will pay Buyer, by wire transfer of immediately available funds, an amount equal to $100,000 (the "Expense Reimbursement"). For the avoidance of doubt, in no event shall both the Termination Fee and the Expense Reimbursement be payable by the Sellers.

(c)         The parties each acknowledge that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement, and that any amounts payable pursuant to Section 11.3(b) do not constitute a penalty but constitute payment of liquidated damages and that each of the respective liquidated damages amounts is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party's breach or default under this Agreement, the difficulty of proof of loss of damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated thereunder. If Sellers fail to pay when due any amount payable pursuant to Section 11.3(b), then (i) Sellers will reimburse Buyer for all fees, costs and expenses (including legal fees) incurred in connection with any action taken to collect payment and in connection with the enforcement by Buyer of its rights under Section 11.3(b), and (ii) Sellers will pay to Buyer interest on the overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such other party in full) at a rate per annum equal to the "prime rate" (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(d)         Buyer agrees that notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee set forth in Section 11.3(b) is paid to Buyer in accordance with this Section 11.3, except remedies for Fraud, any Willful Breach of this Agreement or that cannot be waived as a matter of Law: (i) the payment of such Termination Fee shall be the sole and exclusive remedy of Buyer, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against Sellers or any of their respective Representatives or Affiliates for, and (ii) in no event will Buyer or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the transactions contemplated hereby to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of the Termination Fee in accordance with this Section 11.3, neither Sellers nor any of their respective Affiliates or Representatives shall have any further liability or obligation to Buyer relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE XII

INDEMNIFICATION

12.1    Indemnification by Sellers. Subject to the limitations and expiration dates contained in this Article XII, from and after the Closing, Sellers shall jointly and severally indemnify and hold harmless Buyer and its successors and permitted assigns, and the officers, employees, directors, managers, members, partners, equityholders and Affiliates of Buyer and each of their heirs and personal representatives (collectively, the "Buyer Indemnified Parties") from, against and in respect of all Losses suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(a)         any breach of any representation or warranty of Sellers contained in Article V of this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);

(b)         any breach by or failure of Sellers to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Sellers contained in this Agreement;

(c)         the Excluded Liabilities; or

(d)         the Mediasite Mosaic Matter, and any matter related thereto, including any action or claim of any kind against the Buyer or an Affiliate thereof related thereto.

12.2    Indemnification by Buyer and Parent. Subject to the limitations and expiration dates contained in this Article XII, from and after the Closing, Buyer and Parent shall jointly and severally indemnify and hold harmless Sellers and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners, equityholders and Affiliates of each Seller and each of their heirs and personal representatives (collectively, the "Seller Indemnified Parties") from, against and in respect of all Losses suffered, sustained, incurred or paid by the Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(a)         any breach of any representation or warranty of Buyer or Parent contained in Article VI of this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);

(b)         any breach by or failure of Buyer or Parent to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer or Parent contained in this Agreement; or

(c)         the Assumed Liabilities.

12.3    Survival of Representations, Warranties and Covenants. The representations of Sellers, Buyer and Parent contained in this Agreement other than the Fundamental Representations and the Tax Representations shall survive for a period of twelve (12) months following the Closing Date, at which time such representations and warranties shall terminate. The Fundamental Representations shall survive for a period of three (3) years following the Closing Date, at which time the Fundamental Representations shall terminate. The Tax Representations shall survive for a period of time equal to the applicable statute of limitations, at which time the Tax Representations shall terminate. All covenants and agreements contained in this Agreement that require performance from and after the Closing shall survive the Closing Date in accordance with their terms. Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation or warranty, a Notice of Claim in compliance with Section 12.6(a) based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. Notwithstanding the foregoing, no survival period referenced in this Section 12.3 shall be deemed to limit or restrict a party's rights to pursue, at any time subject to any applicable statute of limitations, a Claim based on Fraud.

12.4    Limitations on the Indemnification Obligations.

(a)         No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to indemnification from Sellers under Section 12.1(a) or Buyer under Section 12.2(a), respectively, for any individual item or Claim, or group or series of related items or Claims, where the Losses related thereto for which the Buyer Indemnified Party or Seller Indemnified Party would otherwise be entitled to indemnification are less than $10,000 (the "De Minimis Basket"); provided, however, that if the Losses related thereto for which the Buyer Indemnified Party or Seller Indemnified Party would otherwise be entitled to indemnification equal or exceed the De Minimis Basket, then the Buyer Indemnified Party or Seller Indemnified Party shall be entitled to indemnification in full for all breaches of such representations and/or warranties without regard to the De Minimis Basket (but subject to the other limitations set forth in this Article XII). Notwithstanding the foregoing, the De Minimis Basket shall not apply to any indemnification obligations for Losses to the extent resulting from a breach of the Fundamental Representations or the Tax Representations or any Claim based upon Fraud.

(b)         Basket. No Buyer Indemnified Party shall be entitled to indemnification from Sellers under Section 12.1(a) unless the aggregate amount of the indemnification obligations of Sellers under Section 12.1(a) for breaches of Sellers' representations and warranties (but for this Section 12.3(b)) exceeds $75,000 (the "Basket"), in which event the Buyer Indemnified Parties shall, subject to the other limitations set forth in this Article XII, be entitled to indemnification for all such Losses (including the Basket). No Seller Indemnified Party shall be entitled to indemnification from Buyer or Parent under Section 12.2(a) unless the aggregate amount of the indemnification obligations of Buyer or Parent under Section 12.2(a) for breaches of Buyer’s or Parent’s representations and warranties (but for this Section 12.3(b)) exceeds the Basket, in which event the Seller Indemnified Parties shall, subject to the other limitations set forth in this Article XII, be entitled to indemnification for all such Losses (including the Basket). Notwithstanding the foregoing, the Basket shall not apply to any Claim based upon Fraud. The Basket and De Minimis Basket limitations of Section 12.4 do not apply to adjustments contemplated in Sections 3.3 or 3.4 of this Agreement for Net Cash Assets, Net Accounts Receivable and Net Inventory.

(c)         Cap. Except with respect to Fraud, in no event shall Sellers' aggregate liability under Section 12.1 or Buyer’s or Parent’s aggregate liability under Section 12.2 exceed an amount equal to the Purchase Price (as adjusted pursuant to Sections 3.3 and 3.4).

(d)         Materiality. For all purposes of this Article XII, including determining whether or not any inaccuracy in, or breach of, any representation or warranty has occurred, any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties shall be disregarded.

12.5    Further Limitations.

(a)         The Buyer Indemnified Parties and the Seller Indemnified Parties shall not be entitled to indemnification under this Agreement:

(i)         to the extent of any amounts actually received by the Buyer Indemnified Parties or Seller Indemnified Parties in connection with the facts giving rise to such indemnification under or pursuant to any insurance policy, indemnity, reimbursement arrangement or other contract pursuant to which or under which such Buyer Indemnified Party or Seller Indemnified Party is a party or has rights (and, subject to the proviso in clause (iv) below, Buyer and Parent and Sellers shall, and shall cause the other Buyer Indemnified Parties and Seller Indemnified Parties, respectively, to use commercially reasonable efforts to recover under any such insurance policies, indemnity or reimbursement arrangements or other Contracts) less any cost associated with receiving such amounts;

(ii)         to the extent a Loss is reduced by refunds or other amounts paid by a Tax Governmental Body; or

(iii)         more than once (i.e., on a dollar for dollar basis to the extent previously indemnified) for the same Losses suffered, regardless if such Losses may be attributed to more than one indemnity, or the breach of or default in connection with several covenants or obligations herein.

(b)         Anything herein to the contrary notwithstanding, no breach of any covenant, agreement or other provision contained herein shall give rise to any right on the part of Buyer, Parent or Sellers, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(c)         Anything herein to the contrary notwithstanding, any Claim with respect to Taxes shall be limited to Taxes attributable to Pre-Closing Taxable Periods and shall not include any loss or limitation of any deductions, net operating loss carryforwards or other Tax attributes.

(d)         The right to indemnification pursuant to this Agreement shall not be affected by any investigation conducted by the party claiming indemnification hereunder or the actual or imputed knowledge of such party (including, for the avoidance of doubt, the actual or imputed knowledge of Buyer due to any Schedule Supplement).

12.6    Procedure.

(a)         Upon obtaining knowledge of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article XII can be obtained (a "Claim"), the Person who might be entitled to such indemnification (the "Indemnified Party") shall promptly provide written notice to the Person which might be required to provide such indemnification (the "Indemnifying Party") setting forth the facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (such written notice being hereinafter referred to as a "Notice of Claim"). If a Notice of Claim relates to a claim initiated by a third party (a "Third-Party Claim") against any Indemnified Party, then the Notice of Claim shall include copies of any documents served on the Indemnified Party with respect to the Third-Party Claim.

(b)         Upon receipt of a Notice of Claim relating to a Third-Party Claim, the Indemnifying Party shall have the right to assume control of the defense of the Third-Party Claim; provided, however, that the Indemnified Party may observe any such Third-Party Claim with counsel of its choice and at its expense; provided further, that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding or (ii) the Third-Party Claim primarily seeks an injunction or equitable relief against any Indemnified Party. The Indemnifying Party shall keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim at the Indemnified Party's expense. If the Indemnifying Party exercises its right to defend under this Section 12.6(b), the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld); provided, however, that (i) the Indemnifying Party may settle any Third-Party Claim without the consent of the Indemnified Party so long as such settlement only involves the payment of monetary damages and such settlement unconditionally releases the Indemnified Party from all liabilities with respect to such Third-Party Claim and (ii) to the extent the consent of the Indemnified Party is required to settle a Third-Party Claim and the Indemnified Party reasonably objects to a settlement offer the Indemnifying Party desires to accept, the Indemnifying Party shall continue to contest or defend such Third-Party Claim but the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer, plus other Losses paid or incurred by the Indemnified Party and recoverable under this Article XII up to the point such settlement offer was made.

(c)         If the Indemnifying Party declines to exercise its right to defend under Section 12.6(b), the Indemnified Party (i) shall defend against the Third-Party Claim in a reasonable manner, (ii) shall keep the Indemnifying Party apprised of all material developments (including settlement offers) with respect to the Third-Party Claim and (iii) shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). If the Indemnified Party consents to the entry of any judgment or enters into any settlement with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party, such Person shall be deemed to have waived any rights of indemnification under this Article XII with respect to such Third-Party Claim.

(d)         After any indemnification payment is made to any Indemnified Party pursuant to this Article XII, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of such Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

(e)         The Indemnified Party shall, at the Indemnifying Party's sole cost and expense (without any obligation to reimburse the Indemnified Party for the time spent by its employees on the Third-Party Claim), cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request with respect to any indemnifiable matter hereunder, including any Third-Party Claim.

(f)         Any failure to give timely notice or to include any specified information any notice as provided in this Article XII will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

(g)         Notwithstanding the foregoing or anything else contained this Agreement, Sellers shall have the right to control the defense of the Mediasite Mosaic Matter and any future related claims and shall be responsible for all of their costs and expenses of the defense thereof. Any such defense shall be conducted in accordance with the applicable provisions of this Section 12.6, including the requirement to obtain the prior written consent of the Buyer to the entry of any judgment or to enter into any settlement with respect to such matter in accordance with Section 12.6(b).

12.7    Holdback Amount.

(a)         The Holdback Amount shall serve as security and a source from which the Buyer Indemnified Parties may (upon notice to Sellers, which shall include reasonable evidence of such right to indemnification) offset, satisfy and recoup any right to indemnification or other amounts payable hereunder to which any Buyer Indemnified Party is entitled under this Article XII. Subject to Section 12.7(b), the Holdback Amount shall be the initial source of recovery for claims under Article XII.

(b)         Subject to the limitations set forth in this Article XII, with respect to any Claim under (i) Section 12.1(a) (x) resulting from a breach of the Fundamental Representations or the Tax Representations or (y) based upon Fraud, (ii) Section 12.1(b), or (iii) Section 12.1(c), and only after (A) the full Holdback Amount has been made subject to a good faith Claim or Claims or has been otherwise exhausted pursuant to the terms of this Agreement or (B) the Holdback Amount has been released to Sellers pursuant to Section 12.7(c), the Buyer Indemnified Parties may seek recourse directly from Sellers for the remaining amount of the applicable Losses.

(c)         On the one-year anniversary of the Closing Date, Buyer shall pay to Sellers, by wire transfer of immediately available funds, an aggregate amount equal to the Holdback Amount, minus the aggregate amount of Losses for (i) all resolved Claims and (ii) any unresolved good faith Claims ("Unresolved Claims"); provided that Buyer shall promptly pay to Sellers any amounts owed to Sellers upon and in accordance with the resolution of any Unresolved Claims.

12.8    Certain Damages. Notwithstanding anything to the contrary in this Article XII, no Indemnifying Party shall be liable to any Indemnified Party hereunder for (i) Losses that constitute punitive, special or exemplary damages (except to the extent such damages are payable to a third party in connection with a Third-Party Claim), and (ii) in the case only of Losses in excess of the Indemnification Holdback, consequential, incidental or indirect damages, diminution in value damages, lost revenues or profits, loss of business reputation or opportunity damages and, without limitation, no multiple of profits, revenues, cash flows or any other item or similar valuation methodology shall be used in calculating the amount of any Losses.

12.9    Exclusive Remedy. Following the Closing, the sole and exclusive remedy for any and all claims arising under, out of or related to this Agreement and the Related Documents (including the Transactions and any representations and warranties set forth herein, made in connection herewith or made as an inducement to enter into this Agreement or the Related Documents) is the indemnification set forth in this Article XII, the Purchase Price adjustments set forth in Section 3.3 and Section 3.4, and specific performance set forth in Sections 8.2, 8.3 and 13.14, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, or whether at law or in equity, and regardless of the legal theory under which such entitlement, remedy or recourse may be sought or imposed (including all rights afforded by any statute which limits the effects of a release with respect to unknown claims), it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law. The provisions of this Section 12.9 and the limited remedies provided in Article XII, Section 3.3, Section 3.4, Section 8.2, Section 8.3, and Section 13.14, were specifically bargained for among the parties and were taken into account by the parties in arriving at the Purchase Price and the terms and conditions of this Agreement. Sellers have specifically relied upon the provisions of this Section 12.9 and the limited remedies provided in Article XII, Section 3.3, Section 3.4, Section 8.2, Section 8.3, and Section 13.14 in agreeing to the Purchase Price and the terms and conditions of this Agreement.

12.10    Treatment of Payments. All payments made by either Sellers or Buyer or Parent, as the case may be, to or for the benefit of the other party with respect to any Claim shall be treated as adjustments to the Purchase Price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement unless otherwise required by Law.

ARTICLE XIII

GENERAL PROVISIONS

13.1    No Public Announcement. So long as this Agreement is in effect, Buyer, on the one hand, and Sellers, on the other, shall not issue any press release or make any public statement with respect to this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 13.1 shall not apply to any public release or public announcement (x) made or proposed to be made by Seller in connection with an Acquisition Proposal, a Superior Proposal or a Change of Board Recommendation or any action taken pursuant thereto, in each case, that does not violate Section 7.8 (or made or proposed to be made by Buyer in response thereto) or (y) in connection with any dispute between the parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of Sellers and Buyer. SF shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits. SF will provide Buyer with a draft of such Form 8-K and attachments for Buyer's review prior to such filing, and shall consider in good faith any comments provided by Buyer.

13.2    Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by facsimile (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day), (d) if delivered by electronic mail (with confirmation of receipt), on the date of transmission if on a Business Day before 5:00 p.m. local time of the Mediasite Business address of the recipient party (otherwise on the next succeeding Business Day) and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 13.2):

If to Parent or Buyer, to:

Enghouse Systems Limited

80 Tiverton Court, Suite 800

Markham, Ontario L3R 0G4

Attention: Steve Sadler, Chairman & CEO

                  Todd May, Vice President & General Counsel

Email:       steve.sadler@enghouse.com

                  todd.may@enghouse.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Ian M. Hazlett

Email: ihazlett@paulweiss.com

If to Sellers, to:

Sonic Foundry, Inc.

222 West Washington

Madison, Wisconsin 53703

Attention: Joe Mozden Jr.

Email: Joe.Mozden@sonicfoundry.com

with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, Wisconsin 53202

Attention: Benjamin G. Lombard

Email: blombard@reinhartlaw.com

13.3    Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of Law and permitted assigns of the parties hereto. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party at any time, whether or not by operation of Law, without the prior written consent the parties hereto, and any attempted assignment without the required consent shall be void; provided, however, that either party may assign any of its rights or delegate any of its duties under this Agreement to any of its respective Affiliates; provided, further, however, that, in each case, such assignment shall not release the assigning party from its obligations under this Agreement and the non-assigning party shall have no obligation to pursue remedies against any assignee of the assigning party before proceeding against such party for any breach of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and permitted assigns permitted by this Section 13.4 any right, remedy or claim under or by reason of this Agreement.

13.4    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Related Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter (other than, for the avoidance of doubt, the Related Documents) or any prior course of dealings. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transaction exclusively in contract pursuant to the express terms and conditions of this Agreement and the Related Documents, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement and the Related Documents. Furthermore, the parties each hereby acknowledge that this Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm's-length negotiations, and all parties to this Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm's-length transaction. The sole and exclusive remedies for any claims shall be those remedies available at Law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action (whether in contract or in tort or otherwise) of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

13.5    Amendments; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.6    Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law. No party hereto shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary herein, to the extent that a representation, warranty, covenant or agreement of Seller contained in this Agreement or the Schedules (each, a "Provision") addresses a particular issue with specificity (a "Specific Provision"), and no breach by Seller exists under such Specific Provision, Sellers shall not be deemed to be in breach of any other Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision and if such Specific Provision is qualified or limited by the Knowledge of Sellers, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.

13.7    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Transactions shall be borne solely and entirely by the party that has incurred such expenses.

13.8    Execution in Counterparts. This Agreement may be executed in any number of counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, by facsimile or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

13.9    Enforcement of Agreement. In the event of an Action at Law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such Action shall pay to the successful party all costs and expenses, including reasonable attorneys' fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such Action, such costs, expenses and attorneys' fees may be included as part of such judgment.

13.10    Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the internal Laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Laws of any other jurisdiction.

13.11    Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or applicable Law.

13.12    Submission to Jurisdiction; Consent to Service of Process.

(a)         The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware over all Related Claims (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, and any appellate court therefrom), and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)         Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 13.2 (other than by e-mail) along with a notification that service of process is being served in conformance with this Section 13.12(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

13.13    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

13.14    Specific Enforcement; Remedies. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Buyer, on the one hand, and Sellers, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of Sellers to cause Buyer to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Sellers nor Buyer would have entered into this Agreement. Each of the parties hereto hereby (A) waives any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall be automatically extended for so long as the party bringing such Action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement plus five Business Days. Notwithstanding anything to the contrary, in no event shall this Section 13.14 be used, alone or together with any other provision of this Agreement, to require Seller to remedy any breach of any representation or warranty of Seller.

13.15    Third Party Beneficiaries. Except as set forth in Section 13.16 (with respect to the Nonparty Affiliates), nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 13.15 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

13.16    No Personal Liability of Directors, Officers and Owners. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the "Contracting Parties"). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, "Nonparty Affiliates"), shall have any liability and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single Mediasite Business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

13.17    Representations and Warranties. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

13.18    Disclosure Schedules. The Schedules to this Agreement are not intended to constitute, and shall not be construed as constituting, representations or warranties of any party, except as and to the extent provided by this Agreement. Any information set forth in one section or subsection of the Schedules shall be deemed disclosed in each other section or subsection of the Schedules to which an appropriate cross reference is made or to each other section or subsection of the Schedules to which its relevance is readily apparent on its face. The Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement. The inclusion of any item on any Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and to set forth other information required by this Agreement. The inclusion of any matter on the Schedules does not constitute an admission as to its materiality as it relates to any provision of this Agreement.

13.19    Parent Guarantee. Parent hereby absolutely, irrevocably and unconditionally, guarantees to Sellers the performance of all obligations of Buyer under this Agreement or any Related Document.

13.20    Buyer Obligations. All representations, warranties, covenants and agreements of Buyer hereunder shall be joint and several among Enghouse US, Enghouse UK and Enghouse Netherlands. References herein to “Buyer” shall be to the Buyers collectively or each individual Buyer as applicable based on context.

[Signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Enghouse Interactive, Inc., as a Buyer

By:	/s/ Steve Sadler
Name:	Steve Sadler
Title:	Chairman & CEO

Enghouse Holdings (UK) Limited, as a Buyer

By:	/s/ Steve Sadler
Name:	Steve Sadler
Title:	Chairman & CEO

Enghouse (Netherlands) Holdings B.V., as a Buyer

By:	/s/ Steve Sadler
Name:	Steve Sadler
Title:	Chairman & CEO

Enghouse Systems Limited, as Parent

By:	/s/ Steve Sadler
Name:	Steve Sadler
Title:	Chairman & CEO

Sonic Foundry, Inc., as a Seller

By:	/s/ Joseph Mozden Jr.
Name:	Joseph Mozden Jr.
Title:	Chief Executive Officer

Sonic Foundry Media Systems, Inc., as a Seller

By:	/s/ Joseph Mozden Jr.
Name:	Joseph Mozden Jr.
Title:	Chief Executive Officer